Exhibit 2.1

Agreement and Plan of Merger

by and among

SailPoint Technologies, Inc.,

Whaler Merger Sub, Inc.,

Orkus, Inc.,

and,

as to Sections 1.4, 5.4, 5.21, 5.22, 7.3 and 7.4 and Articles VIII and IX only,

Aspect Ventures II, L.P. as agent for the Company Holders

Dated as of October 7, 2019

i

2.28	Finders’ Fees; Transaction Expenses	38
2.29	Other Negotiations	38
2.30	Warranty and Related Matters	39
2.31	Full Disclosure; No Other Representations and Warranties	39

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		39

3.1	Organization and Standing	39
3.2	Authority and Enforceability	39
3.3	Non-Contravention	40
3.4	Ownership and Interim Operations of Merger Sub	40
3.5	Sufficiency of Funds	40
3.6	Finders’ Fees; Transaction Expenses	40
3.7	Independent Investigation	40

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		40

4.1	Conduct of Business of the Company	40
4.2	Restrictions on Conduct of Business of the Company	41
4.3	Notification of Certain Matters	41

ARTICLE V ADDITIONAL AGREEMENTS		42

5.1	Stockholder Notice	42
5.2	No Solicitation	42
5.3	Public Disclosure	43
5.4	SEC Matters	43
5.5	Reasonable Efforts	44
5.6	Third Party Consents; Notices	44
5.7	Litigation	44
5.8	Access to Information	44
5.9	Consideration Spreadsheet	45
5.10	Expenses	45
5.11	Employees and Contractors	45
5.12	Company Options and Related Matters	46
5.13	Release	46
5.14	Confidentiality	47
5.15	Parachute Payment Waivers	48
5.16	Stockholder Approval	48
5.17	Treatment of Company Employee Plans	48
5.18	Termination of Financing Statements	49
5.19	The Closing Statement, Consideration Spreadsheet and Documents	49
5.20	Indemnification	49
5.21	Transfer Taxes	50
5.22	Tax Covenants	50

ARTICLE VI CONDITIONS TO THE MERGER		52

6.1	Conditions to Obligations of Each Party to Effect the Merger	52
6.2	Additional Conditions to Obligations of the Company	53
6.3	Additional Conditions to the Obligations of Acquiror	53

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		54

7.1	Termination	54
7.2	Effect of Termination	55
7.3	Amendment	55
7.4	Extension; Waiver	56

ARTICLE VIII HOLDBACK AMOUNT AND INDEMNIFICATION		56

8.1	Survival of Representations, Warranties, Covenants and Agreements	56
8.2	Indemnification	57
8.3	Holdback Fund	60
8.4	Claims	61
8.5	Resolution of Objections to Claims	61
8.6	Defense of Third-Party Claims	62
8.7	Company Holders’ Agent	63
8.8	Treatment of Indemnification Payments	64

ARTICLE IX GENERAL PROVISIONS		64

9.1	Notices	64
9.2	Interpretation	65
9.3	Counterparts	66
9.4	Incorporation of Disclosure Letter and Other Schedules	66
9.5	Entire Agreement; Nonassignability; Parties in Interest	66
9.6	Assignment	66
9.7	Severability	66
9.8	Remedies Cumulative	67
9.9	No Waiver Relating to Claims for Fraud	67
9.10	Governing Law	67
9.11	Rules of Construction	67
9.12	WAIVER OF JURY TRIAL	67
9.13	Protected Communication	68
9.14	Time	68

Exhibits

Exhibit A	–	Defined Terms
Exhibit B	–	Form of Sellers’ Agreement
Exhibit C	–	Form of Employee Confidentiality Agreement
Exhibit D	–	Form of Non-Competition Agreement
Exhibit E	–	Form of Certificate of Merger
Exhibit F	–	Paying Agent Agreement
Exhibit G	–	Form of Letter of Transmittal
Exhibit H	–	Form of Option Cancellation Agreement
Exhibit I	–	Form of Note Cancellation Agreement
Exhibit J	–	Form of Parachute Payment Waiver

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 7, 2019 (the “Agreement Date”), by and among SailPoint Technologies, Inc., a Delaware corporation (“Acquiror”), Whaler Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Acquiror (“Merger Sub”), Orkus, Inc., a Delaware corporation (the “Company”), and, as to Sections 1.4, 5.4, 5.21, 5.22, 7.3 and 7.4 and Articles VIII and IX only, Aspect Ventures II, L.P., a Delaware limited partnership, solely in its capacity as agent for the Company Holders (the “Company Holders’ Agent”).

Recitals

A.  The respective boards of directors of the Company, Merger Sub and Acquiror have determined that it would be advisable and in the best interests of the stockholders of their respective companies that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned Subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have adopted resolutions approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement.

B.  Concurrently with the execution of this Agreement by Acquiror, Merger Sub, the Company and the Company Holders’ Agent, the Company Stockholders holding at least 95% of the issued and outstanding shares of Company Capital Stock have executed and delivered, in accordance with Section 228 of the DGCL, a written consent (effective as of immediately following the execution of this Agreement by Acquiror, Merger Sub, the Company and the Company Holders’ Agent) approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL and the Organizational Documents (the “Company Stockholder Approval”) and the Sellers’ Agreement (the “Sellers’ Agreement”), in substantially the form attached hereto as Exhibit B, which Sellers Agreement is integral to the transactions contemplated hereby, and it is acknowledged and agreed that Acquiror and Merger Sub would not consummate the transactions contemplated hereby absent the execution and delivery of the Sellers’ Agreement and the Company Stockholder Approval and the Sellers’ Agreement being in full force and effect and valid, binding and enforceable against the Company Holders.

C.  As a condition to the Closing (as defined below), certain employees of the Company identified on Schedule 6.3(f) to the Disclosure Letter are executing and delivering to Acquiror (i) employee offer letters with Acquiror or one of its Affiliates providing for the employment of such person with Acquiror or one of its Affiliates following the Effective Time, substantially in the form provided to the Company by Acquiror (each, an “Offer Letter”), and (ii) Proprietary Information and Inventions Agreements and Nondisclosure Agreements, substantially in the form attached as Exhibit C, with Acquiror or one of its Affiliates (each, an “Employee Confidentiality Agreement”).

D.  Concurrently with the execution and delivery of this Agreement, and as a material inducement to the willingness of Acquiror to enter into this Agreement, certain Company Holders identified on Schedule 6.3(g)-1, are executing and delivering to Acquiror non-competition and non-solicitation agreements substantially in the form attached as Exhibit D with Acquiror or one of its Affiliates (each, a “Non-Competition Agreement”), in each case to become effective upon the Effective Time.

E.  The Company, Merger Sub, and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

The Merger

1.1  Certain Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Exhibit A attached hereto.

1.2  The Merger.  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached as Exhibit E (the “Certificate of Merger”) and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and shall become a wholly-owned Subsidiary of Acquiror.

1.3  Closing.  Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the date that is one Business Day following the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions to Closing set forth in Article VI (other than conditions that by their nature shall be satisfied as of the Closing).  The Closing shall take place remotely via the electronic exchange of documents and signatures, or at such other location as the parties hereto agree.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4  Closing Deliveries.

(a)  Acquiror Deliveries.  Acquiror shall deliver to the Company or other party as listed below, at the Closing, each of the following:

(i)  payment to the Paying Agent by wire transfer of immediately available funds an aggregate amount equal to the Initial Merger Consideration (less the amount of the Option Consideration) for further distribution to the Company Stockholders and the Company Noteholders pursuant to the terms of this Agreement;

(ii)  payment to the Paying Agent by wire transfer of immediately available funds an amount equal to the amount of the Option Consideration for further distribution to the Surviving Corporation for the Surviving Corporation to distribute to the Company Optionholders pursuant to the terms of this Agreement through the Surviving Corporation’s payroll payment system (in each case subject to applicable withholding Taxes);

(iii)  payment to the Paying Agent by wire transfer of immediately available funds any amounts of Transaction Expenses, Indebtedness (to the extent being paid at Closing) and/or other money due and owing from the Company to such Persons as set forth on the Closing Statement for further distribution to such Persons;

(iv)  payment to the Paying Agent by wire transfer of immediately available funds for further payment to the Company Holders’ Agent an amount equal to the Reserve Amount for deposit into a bank account designated and controlled by the Company Holders’ Agent (the “Reserve Account”) to be used towards the costs and expenses, if any, incurred by the Company Holders’ Agent in the performance of its obligations as Company Holders’ Agent.  The Company Holders’ Agent shall distribute all amounts remaining in the Reserve Account to the Paying Agent (for the benefit of the Company Stockholders and the Company Noteholders) or the Surviving Corporation (for the benefit of the Company Optionholders), in each case, for further distribution in accordance with each Company Holder’s Pro Rata Holdback Share, upon the later of the second anniversary of the Closing (the “Reserve Release Date”) or the resolution of all indemnification claims against the Company Holders still pending as of the Reserve Release Date;

(v)  a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror, to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied (the “Acquiror Closing Certificate”); and

(vi)  a Paying Agent Agreement, in substantially the form attached as Exhibit F (the “Paying Agent Agreement”), dated as of the Closing Date and executed by Acquiror and the Paying Agent.

(b)  Company Deliveries.  The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i)  a certificate, dated as of the Closing Date, executed on behalf of the Company by a duly authorized officer of the Company, to the effect that each of the conditions set forth in clauses (a) and (d) of Section 6.3 has been satisfied (the “Company Closing Certificate”);

(ii)  a certificate, dated as of the Closing Date, executed on behalf of the Company by its Secretary, certifying (A) the Organizational Documents, (B) the resolutions of the Company Board approving the Merger and adopting this Agreement and the Certificate of Merger, and (C) the Company Stockholder Approval, and that all such resolutions are in full force and effect and are the resolutions adopted in connection with the transactions contemplated hereby (the “Company Secretary’s Certificate”);

(iii)  the Paying Agent Agreement, dated as of the Closing Date and executed by the Company and the Company Holders’ Agent;

(iv)  an Offer Letter and Employee Confidentiality Agreement with Acquiror or its Affiliates, executed by each of the individuals set forth on Schedule 6.3(f) to the Disclosure Letter;

(v)  a Non-Competition Agreement with Acquiror or its Affiliates, executed by each of the individuals set forth on Schedule 6.3(g)-1 to the Disclosure Letter;

(vi)  evidence reasonably satisfactory to Acquiror of the resignation of each of the directors and officers of the Company and each Company Subsidiary immediately prior to the Closing, effective no later than immediately prior to the Effective Time;

(vii)  a certificate from the Secretary of State of the State of Delaware and from an appropriate officer or official of each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation dated within three (3) Business Days prior to the Closing Date certifying that the Company is in good standing (to the extent that the laws of such jurisdictions contemplate the issuance of a certificate of such good standing);

(viii)  a certificate from an appropriate officer or official of each state or other jurisdiction in which a Company Subsidiary is organized and in which such Company Subsidiary is qualified to do business as a foreign corporation dated within three (3) Business Days prior to the Closing Date certifying that such Company Subsidiary is in good standing (to the extent that the laws of such jurisdiction contemplate the issuance of a certificate or other evidence of good standing);

(ix)  the Consideration Spreadsheet completed to include all of the information specified in Section 5.9 and a certificate executed by a duly authorized officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that such Consideration Spreadsheet is true, correct, and complete;

(x)  a certificate executed on behalf of the Company by a duly authorized officer of the Company, dated as of the Closing Date, certifying the following amounts as of the close of business on the day immediately prior to the Closing Date and that such certificate includes all of the Transaction Expenses paid or payable at or following the Closing Date (the “Closing Statement”):

(A)  the total amount of Company Cash along with the Company’s good faith calculation of such amount in reasonable detail;

(B)  the amount of Transaction Expenses not paid (including an itemized list of each such Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed);

(C)  an itemized list of all obligations, including principal, interest and premiums, as applicable, with respect to, each item of Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed, as applicable, and an aggregate total of such Company Debt; and

(D)  the total amount of Net Working Capital along with the Company’s good faith calculation of such amount in reasonable detail.

(xi)  executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any assets of the Company as of the Closing Date pursuant to Section 5.18;

(xii)  a certification, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, and accordingly, interests in the Company are not United States real property interests, dated as of the Closing Date and in form and substance as required under Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), and a properly completed and duly executed notice to the Internal Revenue Service that corresponds to such certificate pursuant to Treasury Regulations Section 1.897-2(h)(2);

(xiii)  the Sellers’ Agreement duly executed by the holders of at least ninety-eight percent (98%) of the issued and outstanding shares of Company Capital Stock, which such Sellers’ Agreement shall be in full force and effect;

(xiv)  an Option Cancellation Agreement from the holders of outstanding Company Options representing at least ninety-three percent (93%) of the shares of Company Common Stock underlying the outstanding Company Options, which such Option Cancellation Agreement shall be in full force and effect;

(xv)  a Note Cancellation Agreement from each holder of a Company Note, which such Note Cancellation Agreement shall be in full force and effect;

(xvi)  evidence reasonably satisfactory to Acquiror of (A) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Merger or any other transaction contemplated by this Agreement under the Contracts listed or described on Schedule 1.4(b)(xvi)-1 to the Disclosure Letter, (B) the termination of each of the Contracts of the Company listed or described on Schedule 1.4(b)(xvi)-2 to the Disclosure Letter, (C) the amendment of each of the Contracts of the Company listed or described on Schedule 1.4(b)(xvi)-3 to the Disclosure Letter in the manner described on such Schedule with respect to each such Contract, and (D) the termination or waiver of any rights of first refusal, rights to any liquidation preference or redemption rights of any Company Holder, effective as of and contingent upon the Closing; and

(xvii)  payoff letters in form and substance reasonably acceptable to Acquiror from each Person holding any Company Debt immediately prior to the Closing.

1.5  Effective Time.  At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article VI, Acquiror, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later date or time as may be agreed to by Acquiror and the Company in writing and specified in the Certificate of Merger (the effective time of the Merger being referred to herein as the “Effective Time”).

1.6  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

1.7  Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time shall be amended in their entirety in the Merger to be the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time amended as necessary to reflect the name of the Surviving Corporation, and as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL.

1.8  Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed.

1.9  Effect on Company Capital Stock, Company Options and Company Notes.

(a)  Treatment of Company Capital Stock Owned by Company Holders; Treatment of Capital Stock of Merger Sub.  On the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, or any holder of Company Capital Stock and/or Company Options:

(i)  Company Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the Company Holders, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company), including any issued and outstanding shares of

Company Capital Stock that are unvested immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.9 and throughout this Agreement, including the holdback provisions set forth herein, will be cancelled and extinguished and be converted automatically into the right to receive, upon execution and delivery by the applicable holder of such Company Capital Stock of a letter of transmittal, in the form of Exhibit G attached hereto (“Letter of Transmittal”) and the Sellers’ Agreement or a joinder to the Sellers’ Agreement in the form attached as an exhibit thereto, an amount in cash per share of Company Capital Stock equal to the Company Per Share Amount, in accordance with the Consideration Spreadsheet.  For purposes of calculating the amount to be paid to each holder of Company Capital Stock at the Effective Time, the amounts described in this Section 1.9 shall be calculated assuming that the Total Merger Consideration is equal to the Initial Merger Consideration, and shall be adjusted following the Closing as set forth herein.  The aggregate amount to be paid to a holder of Company Capital Stock for shares of Company Capital Stock held immediately prior to the Effective Time shall be rounded down to the nearest whole cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by each particular holder of Company Capital Stock.

(ii)  Company Options. At the Effective Time, as a result of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the Company Holders, each then-outstanding Company Option, upon the terms and subject to the conditions set forth in this Section 1.9(a)(ii) and throughout this Agreement, including the holdback provisions set forth herein, shall be cancelled and extinguished and be converted automatically into the right to receive, upon execution and delivery by the applicable holder of such Company Option of an Option Cancellation Agreement with respect to such Company Option, in substantially the form attached hereto as Exhibit H (an “Option Cancellation Agreement”), an amount in cash per share subject to the portion of such Company Option that is vested and exercisable as of immediately prior to the Effective Time equal to the difference between (a) the Company Per Share Amount and (b) the per-share exercise price associated with such Company Option (subject to any applicable withholding obligations), in accordance with the Consideration Spreadsheet; provided, however, that, to the extent such Company Option is unvested at the Effective Time or the per-share exercise price associated with such Company Option exceeds the Company Per Share Amount, such Company Option shall be cancelled without the payment of any consideration.  Prior to the Effective Time, the Company shall have taken all actions necessary to effectuate the treatment of Company Options pursuant to the terms of this Section 1.9(a)(ii), including to ensure that from and after the Effective Time neither Acquiror nor the Surviving Corporation shall be required to deliver any Company Capital Stock or any consideration other than the Total Merger Consideration applicable to such Company Option set forth on the Consideration Spreadsheet to any Person pursuant to or in settlement of any Company Option. For purposes of calculating the amount to be paid to each Company Optionholder at the Effective Time, the amounts described in this Section 1.9(a)(ii) shall be calculated assuming that the Total Merger Consideration is equal to the Initial Merger Consideration, and shall be adjusted following the Closing as set forth herein. The aggregate amount to be paid to a Company Optionholder for Company Options held immediately prior to the Effective Time shall be rounded down to the nearest whole cent and computed after aggregating cash amounts for all Company Options held by each particular holder of Company Options. The aggregate amount of cash payable with respect to all such Company Options under this Section 1.9(a)(ii) is referred to as the “Option Consideration”.

(iii)  Company Notes.  At the Effective Time, subject to the consummation of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the Company Holders, each Company Note, upon the terms and subject to the conditions set forth in this Section 1.9(a)(iii) and throughout this Agreement, including the holdback provisions set forth herein, shall be cancelled and extinguished and converted into the right to receive, upon execution and delivery by the applicable Company Noteholder of a Note Cancellation Agreement with respect to such Company Note, in substantially the form attached hereto as Exhibit I (a “Note Cancellation Agreement”), an amount in cash equal to the aggregate amount payable with respect to such Company Note in accordance with the terms of such Company Note.  For purposes of calculating the amount to be paid to each Company Noteholder at the Effective Time, the amounts described in this Section 1.9(a)(iii) shall be calculated assuming that the Total Merger Consideration is equal to the Initial Merger Consideration, and shall be adjusted following the Closing as set forth herein.  The aggregate amount to be paid to any Company Noteholder with respect to any outstanding Company Note held immediately prior to the Effective Time shall be rounded down to the nearest whole cent.  At the Effective Time, all Company Notes shall be cancelled or terminated, and no Company Noteholder shall have the right to receive any security or other consideration from the Company, Acquiror or the Surviving Corporation with respect thereto.  Acquiror shall not assume or convert any Company Notes and no Company Note shall be deemed to be outstanding or to have any rights other than those set forth in this Section 1.9(a)(iii) after the Effective Time. Prior to the Effective Time, the Company shall have taken all actions necessary to effectuate the treatment of Company Notes pursuant to the terms of this Section 1.9(a)(iii), including to ensure that from and after the Effective Time neither Acquiror nor the Surviving Corporation shall be required to deliver any Company Capital Stock or any consideration other than the Total Merger Consideration applicable to such Company Note set forth on the Consideration Spreadsheet to any Person pursuant to or in settlement of any Company Note. The aggregate amount of cash payable with respect to all such Company Notes under this Section 1.9(a)(iii) is referred to as the “Note Consideration”.

(iv)  Total Merger Consideration.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquiror to the Company Holders pursuant to this Agreement exceed the Total Merger Consideration.

(v)  Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of Acquiror, Merger Sub, the Company or the sole stockholder of Merger Sub, be converted into and become one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of capital stock of Merger Sub are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).  Each certificate evidencing ownership of shares of common stock of Merger Sub shall evidence ownership of such shares of common stock of the Surviving Corporation.

(b)  Treatment of Company Capital Stock Owned by the Company.  At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock or reserved for issuance by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no amount of Total Merger Consideration shall be allocated or paid thereto.

(c)  Dissenters’ Rights.  Notwithstanding anything contained herein to the contrary, no Dissenting Shares shall be converted into the right to receive the cash amount provided for in Section 1.9(a)(i), but instead the holders of such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL or Section 1300 et seq. of the California Corporation Code (the “CCC”) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL or Section 1300 et seq. of the CCC).  Each holder of Dissenting Shares who, pursuant to the provisions of Section 262 of the DGCL or Section 1300 et seq., becomes entitled to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL or Section 1300 et seq. of the CCC shall receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL or Section 1300 et seq. of the CCC, as applicable (but only after the fair value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If any such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or Section 1300 et seq. of the CCC, then the right of such holder to receive the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the cash amount provided for in Section 1.9(a)(i), without interest thereon, in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the Paying Agent on behalf of the holder or the holders thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.11, following the satisfaction of the applicable conditions set forth in Section 1.11, the amount of cash to which such holder would be entitled in respect thereof under Section 1.9(a)(i) as if such shares never had been Dissenting Shares.  The Company shall give Acquiror prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL or Section 1300 et seq. of the CCC and received by the Company.  The Company shall not, except with the consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise required under Section 262 of the DGCL or Section 1300 et seq. of the CCC, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.  The payout of consideration under this Agreement to the Company Stockholders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.9(c) and under Section 262 of the DGCL or Section 1300 et seq. of the CCC, as applicable) shall not be affected by the exercise or potential exercise of appraisal rights under Section 262 of the DGCL or Section 1300 et seq. of the CCC by any other Company Stockholder.

(d)  Rights Not Transferable.  The rights of the Company Holders as of immediately prior to the Effective Time are personal to each such Company Holder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution or with the prior written consent of Acquiror.  Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.10  Treatment of the Holdback Amount and the Reserve Amount.  Each Company Holder shall be deemed to have contributed an amount equal to his, her or its Pro Rata Holdback Share of the Reserve Amount to the Reserve Account.  The right to receive the Reserve Amount and the Holdback Amount represents a contingent right of the Company Holders to receive a portion of the Total Merger Consideration, subject to the obligations of the Company Holders set forth in this Agreement, including the indemnification provisions of Article VIII and the provisions applicable to the Reserve Account of Section 1.4(a)(iv).

1.11  Paying Agent; Surrender of Certificates in Exchange for Payments.

(a)  Acquiom Financial LLC shall act as exchange and paying agent, registrar and transfer agent (in such capacity, the “Paying Agent”) for the purpose of exchanging the certificates representing Company Capital Stock (the “Certificates”) that, as of immediately prior to the Effective Time, represented outstanding Company Capital Stock for the aggregate Initial Merger Consideration (less the amount payable to the Company Optionholders and Company Noteholders pursuant to Sections 1.9(a)(ii) and 1.9(a)(iii), respectively).  At or prior to the Effective Time, the Company shall cause each Company Holder (other than the Company Optionholders and Company Noteholders) to be provided (i) a notice of the effectiveness of the Merger, (ii) a Letter of Transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Acquiror, and (iii) instructions for use in receiving the Initial Merger Consideration in respect thereof.  In addition, the Letter of Transmittal will require the delivering holder to represent that (A) such delivering holder has good title to such Certificates, (B) such delivering holder has full power and authority to execute and deliver such Letter of Transmittal and to perform its obligations in connection therewith and (C) such delivering holder agrees to the terms of this Agreement.

(b)  Upon surrender to the Paying Agent of the Certificate(s) (or compliance with Section 1.11(e) below), together with such Letter of Transmittal and the Sellers’ Agreement or a joinder to the Sellers’ Agreement, in each case duly executed and completed in accordance with the instructions thereto, the holder of such Certificate(s) shall be entitled to receive, promptly after such surrender, in exchange therefor, cash pursuant to Section 1.9(a)(i) in an amount set forth in the Consideration Spreadsheet, which amounts shall be paid by the Paying Agent by check or wire transfer in accordance with the instructions provided by such holder.  No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate.  Until surrendered in accordance with the provisions of this Section 1.11(b), each Certificate (other than those representing Company Capital Stock to be cancelled pursuant to Section 1.9(b)) shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Total Merger Consideration payable in respect thereof pursuant to Section 1.9(a)(i) in respect of the Company Capital Stock formerly evidenced by such Certificate, without any interest or dividends thereon.

(c)  The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Capital Stock formerly represented thereby.  After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Company Capital Stock that was outstanding immediately prior to the Effective Time.

(d)  Neither Acquiror nor the Surviving Corporation shall be liable to a holder of Certificates or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate shall not have been surrendered or transferred by the sixth anniversary of the Closing Date (or immediately prior to such earlier date on which the Total Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Capital Stock in respect of such Certificate would otherwise escheat to or become the property of any foreign, federal, state or local governments or governmental agency), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.  If any cash amount payable pursuant to Section 1.9(a) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the reasonable satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.

(e)  In the event any Certificate shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.9(a) in respect of such Certificate; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to execute an indemnification agreement as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, Merger Sub, the Surviving Corporation and/or any of their respective representatives or agents with respect to such Certificate.

(f)  At the Closing, the Paying Agent shall deliver to each Company Noteholder the cash amount such holder has the right to receive pursuant to Section 1.9(a)(iii) in respect of a Company Note as stated in the Consideration Spreadsheet. The Paying Agent shall pay the Option Consideration pursuant to Section 1.9(a)(ii) to the Surviving Corporation for further distribution to the Company Optionholders in accordance with Section 1.9(a)(ii) and as set forth in the Consideration Spreadsheet, in order that such payments be effected through the Surviving Corporation’s payroll payment system (in each case subject to applicable withholding Taxes).

(g)  No interest shall accumulate on any cash payable in connection with the Merger.  All amounts paid by Acquiror hereunder shall be made in U.S. dollars.

1.12  No Further Ownership Rights in the Company Capital Stock, Company Options, or Company Notes.  All cash paid or payable following the surrender for exchange of all shares of Company Capital Stock, and all cash paid or payable in respect of Company Options and Company Notes in accordance with the terms hereof, shall be so paid or payable in full satisfaction of all rights pertaining to all shares of Company Capital Stock, Company Options, and Company Notes, including any rights to declared but unpaid dividends, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, a Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be cancelled and exchanged as provided in this Article I.

1.13  Tax Consequences.  The Company and each of the Company Holders each acknowledges and agrees that neither Acquiror nor Merger Sub makes any representations or warranties to the Company or to any Company Holder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Holder of this Agreement, the Merger, or any of the other transactions or agreements contemplated hereby.  The Company and each of the Company Holders each acknowledges and agrees that it is relying solely on its own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.  Each Company Holder understands that each such Company Holder (and none of Acquiror, Merger Sub, nor the Surviving Corporation) is responsible for his, her or its own Tax liability that may arise as a result of the transactions or agreements contemplated hereby.

1.14  Withholding Rights.  Each of Acquiror, Merger Sub, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from the cash otherwise payable under this Agreement to any holder of any shares of Company Capital Stock, any Company Options or any Company Notes, such amounts as Acquiror, Merger Sub, the Surviving Corporation, or the Paying Agent reasonably determines that it is required to deduct and withhold with respect to any such payments under the Code or any other provision of federal, state, local or foreign Tax law.  To the extent that amounts are so withheld and timely paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.15  Taking of Necessary Action; Further Action.  If, at any time before or after the Effective Time, any further action is reasonably necessary or desirable to effect the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time or to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the Company, Acquiror, the Surviving Corporation and their respective officers and directors shall take all lawful action reasonably necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

Article II

Representations and Warranties of the Company

Subject to the disclosures set forth in a numbered or lettered section of the disclosure letter of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Disclosure Letter”), which disclosures will qualify the representations and warranties in the corresponding section of this Article II and will qualify the representations and warranties in any other section of this Article II to the extent the applicability of such disclosure to such other section of this Article II is reasonably apparent on the face of such disclosure, as of the Agreement Date and as of the Closing Date, the Company represents and warrants to Acquiror (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) as follows:

2.1  Organization, Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority and possesses all permits necessary or desirable to enable it to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted.  The Company is duly qualified to do business and is in good standing in the State of California and each other jurisdiction in which it is legally required to be qualified and in good standing except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 2.1 to the Disclosure Letter lists each jurisdiction in which the Company (a) has offices, employees, or otherwise does business, (b) is qualified to do business, or (c) pays Taxes.

2.2  Subsidiaries.  The Company has never been the Subsidiary of another Person. Other than the Company Subsidiaries, the Company has never had any Subsidiaries.   The Company is not a successor, whether by merger, consolidation or otherwise, to any other Person.  Schedule 2.2 to the Disclosure Letter lists (a) each Company Subsidiary, (b) the authorized capital stock or other equity interests of each Company Subsidiary, (c) the issued and outstanding capital stock or other equity interests of each Company Subsidiary, the names of the holder(s) thereof, and the number of shares or other Equity Interests held by such holder, (d) the capital stock or other Equity Interests held in treasury, and (e) each jurisdiction in which each Company Subsidiary (i) has offices, employees, or otherwise does business, (ii) is qualified to do business, or (iii) pays Taxes.  Each Company Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has full power and authority and possesses all permits necessary or desirable to enable it to own, lease, or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted.  Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where it is legally required to be qualified except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

2.3  Organizational Documents.

(a)  Schedule 2.3(a) to the Disclosure Letter sets forth true, complete, and correct copies of the certificate of incorporation and bylaws of the Company (as amended through the Agreement Date, the “Organizational Documents”).  The Company is not in violation of any of the provisions of its Organizational Documents.

(b)  The Company has provided or made available to Acquiror’s representatives true, complete, and correct copies of the organizational documents, including the certificate of incorporation, charter, articles, bylaws, certificate of formation or other organizational documents of each Company Subsidiary (as amended through the Agreement Date, the “Company Subsidiary Organizational Documents”).  No Company Subsidiary is in violation of any of the provisions of its Company Subsidiary Organizational Documents.

(c)  Schedule 2.3(c) to the Disclosure Letter sets forth a true, complete, and correct list of the officers and directors (or similar positions) of the Company and each Company Subsidiary.

2.4  Authority and Enforceability.

(a)  The Company has all requisite power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which the Company is or will be a party, and to consummate the transactions contemplated hereby, subject to the Company Stockholder Approval.  The execution and delivery of this Agreement, each of the other agreements contemplated hereby to which the Company is or will be a party, the performance of the Company’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company, subject to the Company Stockholder Approval.  Subject to the Company Stockholder Approval, this Agreement has been duly executed and delivered by the Company and constitutes (assuming due authorization, execution, and delivery by the other parties thereto) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and each other agreement contemplated hereby to which the Company is or will be a party, after being duly executed and delivered by the Company, will (assuming due authorization, execution, and delivery by the other parties thereto) constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws relating to or affecting the rights or remedies of creditors, or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief) (such laws and principles described in clauses (i) and (ii) being referred to herein as “Creditors’ Rights”).

(b)  The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote or written consent of the Company Board, has approved this Agreement, the Certificate of Merger, the Merger, and the other transactions contemplated by this Agreement, and determined that this Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company Stockholders.

(c)  Immediately after the execution and delivery of this Agreement by each of the parties hereto, the Company Stockholder Approval will be obtained by consents in writing in accordance with (i) the provisions of the Organizational Documents, (ii) the DGCL, and (iii) any other applicable Legal Requirements.

2.5  Non-Contravention.  The execution and delivery of this Agreement by the Company does not, the execution and delivery of each of the other agreements contemplated hereby to which the Company is or will be a party does not and will not, the consummation of the transactions contemplated hereby and thereby does not and will not, and the performance by the Company of its obligations hereunder and thereunder, does not and will not:

(a)  result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the properties or assets of the Company or, to the Knowledge of the Company, any of the shares of Company Capital Stock; or

(b)  conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated, or guaranteed rights or entitlements of any Person under, or require any Approval pursuant to, (i) any provision of the Organizational Documents or the Company Subsidiary Organizational Documents, (ii) any Material Contract, or (iii) any Legal Requirements applicable to the Company or any Company Subsidiary or to any of their properties or assets.

2.6  Consents; Approvals; Permits.

(a)  Schedule 2.6(a) to the Disclosure Letter sets forth a list of all notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications, or registrations, or qualifications, registrations, or applications for new approvals or waivers of any of the foregoing (each, an “Approval”), are required to be obtained from or made with, and no such Approval is required to be filed with or delivered to, any (i) Governmental Entity or (ii) other Person pursuant to a Material Contract, in each case as a result of the execution, delivery, and performance by the Company of this Agreement by the Company, each of the other agreements contemplated hereby to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby. None of the Material Contracts will terminate as the result of any failure to obtain any Approval required thereunder in connection with the transactions contemplated hereby.

(b)  Schedule 2.6(b) to the Disclosure Letter sets forth a list of each material Approval from any Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties, or (ii) that is required for the operation of the Company’s business or the holding of any such interest (all of the foregoing Approvals, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, and the Company is, and at all times has been, in compliance with the requirements of the Company Authorizations in all material respects.  There is no Proceeding pending or, to the Knowledge of the Company, threatened regarding, and to the Knowledge of the Company, no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, the revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination, or cancellation of, or order of forfeiture or substantial fine with respect to, the Company Authorizations. The Company has not received from any Governmental Entity any notification with respect to possible non-compliance with any Company Authorizations.

2.7  Material Contracts.

(a)  Schedule 2.7(a) to the Disclosure Letter identifies each of the following Contracts to which the Company or any Company Subsidiary is a party as of the Agreement Date or by which the Company, any Company Subsidiary, or any assets or properties of the Company or any Company Subsidiary are bound as of the Agreement Date (each such Contract, whether or not identified on Schedule 2.7(a) to the Disclosure Letter, a “Material Contract”):

(i)  any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency, or manufacturer’s representative Contract (not otherwise included in Section 2.7(a)(ix)), excluding any such Contracts on Company’s standard form thereof and any such Contract involving payment obligations of less than $20,000 per annum;

(ii)  any Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property Embodiments or other assets involving in the case of any such individual Contract more than $20,000 paid by or to the Company over the remaining life of such Contract;

(iii)  any Contract creating or otherwise relating to Indebtedness or other Contract for any currency exchange, commodities or other hedging arrangement;

(iv)  any Contract limiting the freedom of the Company to solicit or hire any individual or engage or participate, or compete with any other Person, in any line of business, market, or geographic area, or to make use of or enforce any Company Intellectual Property Rights;

(v)  any Contract granting most favored nation pricing or similar provisions;

(vi)  any Contract granting any exclusive rights with respect to the Company Products or Company Intellectual Property Rights of any type or scope to any Person;

(vii)  any Contract granting rights of refusal, rights of first negotiation, or similar rights or terms to any Person;

(viii)  any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures, or other personal property involving in excess of $20,000 per annum;

(ix)  any Contract of guarantee, support, indemnification (other than Intellectual Property Rights infringement or misappropriation indemnification commitments and other similar indemnity provisions in the Company’s standard form of customer license agreement), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or Indebtedness of any other Person;

(x)  any license, sublicense, assignment or other Contract as to which the Company is a party and pursuant to which any Person acquired or is authorized to use any Company Intellectual Property Rights or Company Product, but excluding (a) Contracts entered into on the Company’s standard form of customer license agreement (or a substantially similar form), (b) Contracts with service providers of the Company authorizing the use of Company Intellectual Property Rights or Company Products solely to provide a service for the benefit of the Company, and (c) non-disclosure agreements;

(xi)  any license, sublicense, or other Contract to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third-Party Intellectual Property Rights, but excluding (a) Contracts for “shrink wrap” and similar generally available commercial end‑user licenses to Software (other than Software provided as a service) that is not redistributed with the Company Products, (b) licenses for Publicly Available Software; (c) Contracts with current and former employees, independent contractors, and consultants, in each case that do not materially differ in substance from the Company’s standard form agreement; and (d) non-disclosure agreements;

(xii)  any license, sublicense, or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Intellectual Property Rights or pursuant to which the Company agrees to encumber any Company Intellectual Property Rights;

(xiii)  any Contract providing for the development of any Software, content, technology, or Intellectual Property Embodiment, independently or jointly, by or for the Company (other than Contracts with current and former employees, independent contractors, and consultants, in each case that do not materially differ in substance from the Company’s standard form agreement);

(xiv)  any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(xv)  (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses, or losses with other Persons, or (C) any Contract that involves the payment of royalties to any other Person, but excluding any Contract requiring the periodic payment of license or service fees to a third party;

(xvi)  any Contract for the employment or engagement of any director, officer, employee, consultant, or independent contractor of the Company or any Company Subsidiary or any other type of Contract with any director, officer, employee, consultant, or independent contractor of the Company or any Company Subsidiary that is not immediately terminable by the Company or a Company Subsidiary without cost or Liability, including any Contract requiring (whether alone or in conjunction with another event) the Company or any Company Subsidiary to make a payment to any director, officer, employee, consultant, or independent contractor on account of the transactions contemplated hereby or any Contract that is entered into in connection with this Agreement;

(xvii)  any Contract with any labor union, works council, trade union, or other representative of employees, including a collective bargaining agreement or other Contract with any employees or representative of employees;

(xviii)  any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xix)  any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock or shares, purchase of assets, license, or otherwise, or any Contract pursuant to which it has any ownership interest in any other Person;

(xx)  any Contract with any Governmental Entity;

(xxi)  any confidentiality, secrecy, or non-disclosure Contract other than the Confidentiality Agreement and other than any such Contract entered into in the ordinary course of business (pursuant to the Company’s standard unmodified form (a copy of which has been provided to Acquiror));

(xxii)  any settlement agreement with any ongoing obligations of the Company or any settlement agreement relating to actual or threatened suit, administrative proceeding, action, other litigation, or investigation;

(xxiii)  any Contract pursuant to which rights of any third party are triggered or become exercisable directly and solely, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby;

(xxiv)  any outstanding loan, advance or investment by the Company, or any agreement or commitment relating to the making of such loan, advance or investment (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);

(xxv)  any power of attorney;

(xxvi)  any Contract relating to insurance of the Company (other than those policies identified in Schedule 2.22 to the Disclosure Letter);

(xxvii)  any Contract for the purchase, sale or lease of any Property; or

(xxviii)  any other Contract or obligation not listed in clauses (i) through (xxv) that individually had or has a value or payment obligation in excess of $50,000 over the life of the Contract or is otherwise material to the Company or its business, operations, financial condition, properties or assets or on which the Company’s business, operations, financial condition, properties or assets are substantially dependent.

(b)  All Material Contracts are in written form.  The Company and each Company Subsidiary (as appropriate) has performed in all material respects all of the obligations required to be performed by it and, to the Knowledge of the Company, is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract.  There exists no default or event of default or event, occurrence, condition, or act, with respect to the Company, any Company Subsidiary, or to the Knowledge of the Company, any other contracting party, which, with the giving of notice, the lapse of time, or the consummation of the transactions contemplated hereby, would reasonably be expected to (i) become a default or event of default under any Material Contract, or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty, or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract.  The Company has not received any written notice or, to the Knowledge of the Company, any other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.

(c)  Each of the Material Contracts is in full force and effect and constitutes a legal, valid, and binding agreement of the Company and the Company has no Knowledge that any Material Contract is not a legal, valid, and binding agreement of any other party thereto, in each case, subject to Creditors’ Rights.  Immediately following the Closing Date, each Material Contract shall remain a legal, valid, and binding agreement of the Company and, to the Knowledge of the Company, each other party thereof, enforceable against the Company in accordance with its respective terms and, to the Knowledge of the Company, enforceable against each other party thereto in accordance with its respective terms, subject in each case to Creditors’ Rights.

(d)  True and complete copies of each Material Contract, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided or made available to Acquiror or its representatives prior to the Agreement Date.

2.8  Capital Structure.

(a)  The authorized capital stock of the Company consists solely of 29,153,842 shares of Company Capital Stock with a par value of $0.00001 per share, of which (i) 22,000,000 shares are designated as Common Stock, (ii) 1,000,000 shares are designated as Class F Stock, and (iii) 6,153,842 shares are designated as Preferred Stock. A total of 9,000,000 shares of Company Common Stock, 1,000,000 shares of Class F Stock, and 6,153,842 shares of Company Preferred Stock are issued and outstanding as of the Agreement Date. The Company holds no treasury shares and has not repurchased any shares of Company Capital Stock. As of the Agreement Date, there are no other issued and outstanding shares of Company Capital Stock or other securities of the Company and no outstanding commitments of any character, written or oral, or Contracts to issue or sell any shares of Company Capital Stock or other securities of the Company. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. Each share of Company Capital Stock which was issued subject to any vesting conditions is subject to a valid election under Section 83(b) of the Code, each of which has been provided or made available to Acquiror or its representatives.

(b)  Schedule 2.8(b)-1 to the Disclosure Letter accurately sets forth, as of the Agreement Date, the name and the domicile addresses and country of residence last known to the Company of each Person that is the registered owner as reflected in the stock records of the Company of any shares of Company Capital Stock, the number of such shares so owned by such Person, and, with respect to restricted Company Common Stock, the number of vested and unvested shares of Company Common Stock, the vesting commencement date, and the exercise or vesting schedule (and the terms of any acceleration thereof). The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company as of the Agreement Date.  All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Organizational Documents or any Contract to which the Company is a party or by which the Company is bound.  All issued and outstanding shares of Company Capital Stock or other securities of the Company, as of the Agreement Date, are held by the Persons set forth on Schedule 2.8(b)-1 to the Disclosure Letter. Except as set forth on Schedule 2.8(b)-2 to the Disclosure Letter, there is no liability for dividends accrued and unpaid by the Company.  The Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

(c)  As of the Agreement Date, the Company has reserved 3,076,923 shares of Company Common Stock for issuance to employees, directors, consultants and independent contractors pursuant to the Company Option Plans, of which 1,455,000 shares of Company Common Stock are subject to outstanding and unexercised Company Options, and 1,621,923 shares of Company Common Stock remain available for issuance thereunder.  Schedule 2.8(c)-1 to the Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, whether or not granted under any of the Company Option Plans, including the number of shares of Company Common Stock subject to each such option, the number of vested shares of Company Common Stock subject to each such option, the number of unvested shares of Company Common Stock subject to each such option (including unvested shares of Company Common Stock issued upon exercise of such option), the date of grant, the vesting commencement date, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such option under Section 422 of the Code, and the term of each such option and the plan from which such option was granted.  In addition, Schedule 2.8(c)-2 to the Disclosure Letter sets forth a true, correct and complete list (which schedule shall be a subset of Schedule 2.8(c)-1 to the Disclosure Letter) of all holders of outstanding Company Options that are held by Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company. Schedule 2.8(c)-3 to the Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Notes, including the date of issuance and holder of such Company Note, the original principal amount of such Company Note, the amount of accrued and unpaid interest with respect to such Company Note as of the Agreement Date, any change of control or other premium payable upon repayment of such Company Note, and the number of shares of Company Capital Stock issuable upon conversion of such Company Note (if any) in connection with the Closing, and the maturity date of such Company Note.

(d)  All issued and outstanding shares of Company Capital Stock were issued in compliance with all applicable foreign, federal and state securities laws and in compliance with all other applicable Legal Requirements and all requirements set forth in applicable Contracts.

(e)  No Indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is in any way based upon or derived from Equity Interests or voting interests of the Company, are issued or outstanding (collectively, “Company Voting Debt”).

(f)  Except for the Company Capital Stock described on Schedule 2.8(b) to the Disclosure Letter, the Company Options and Company Notes described on Schedule 2.8(c) to the Disclosure Letter, and as set forth on Schedule 2.8(f)-1 to the Disclosure Letter, as of the Agreement Date, there are no Equity Interests of the Company, options, warrants, calls, rights, or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital

Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. Except as set forth on Schedule 2.8(f)-2 to the Disclosure Letter, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock (i) between or among the Company and any Company Holders, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the Knowledge of the Company, between or among any of the Company Holders. True, correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Common Stock purchased under such Company Option) have been provided or made available to Acquiror or its representatives, and, except as set forth on Schedule 2.8(f)-3 to the Disclosure Letter, such plans and Contracts have not been amended, modified or supplemented since being provided or made available to Acquiror or its representatives, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided or made available to Acquiror or its representatives, except as provided in this Agreement.

(g)  The Consideration Spreadsheet will accurately set forth, as of the Closing, the name, the domicile last known to the Company of each Person that is the registered owner of any shares of Company Capital Stock, Company Options and/or Company Notes, and the number and kind of such shares so owned, or subject to Company Options or Company Notes so owned, by such Person.  The number of such shares set forth as being so owned, or subject to Company Options and/or Company Notes so owned, by such Person will constitute the entire interest of such Person in the issued and outstanding capital stock, voting securities or other securities of the Company.  As of the Effective Time, no other Person not disclosed in the Consideration Spreadsheet will have a right to acquire any shares of Company Capital Stock and/or Company Options from the Company.

2.9  Financial Statements.

(a)  The Company has delivered to Acquiror the consolidated financial statements of the Company and the Company Subsidiaries for the years ended December 31, 2017 and December 31, 2018 (including, in each case, the balance sheets, statements of income, and statements of cash flows) and the consolidated balance sheet of the Company and the Company Subsidiaries for the eight-month period ended August 31, 2019 (collectively, the “Financial Statements”), copies of which are included as Schedule 2.9(a) to the Disclosure Letter.

(b)  Except as set forth in Schedule 2.9(b) to the Disclosure Letter, the Financial Statements (i) have been prepared from the books and records of the Company and the Company Subsidiaries, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) fairly present in all material respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods therein specified (subject, in the case of the balance sheet of the Company for the eight-month period ended August 31, 2019, to the exclusion of footnotes and other presentation items, none of which individually or in the aggregate will be material in amount).  All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP applied on a consistent basis with past periods.

(c)  The books of account and other financial records of the Company and the Company Subsidiaries have been kept accurately in all material respects and in the ordinary course of business consistent with applicable Legal Requirements, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Company and the Company Subsidiaries have been properly recorded therein in all material respects.  The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts, and expenditures of the Company and the Company Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company or the Company Subsidiaries, (iv) that the amount recorded for assets on the books and records of the Company is compared with the value of existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes, and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Since the Balance Sheet Date, there has been no change in the Company’s or any Company Subsidiary’s accounting policies.  Since the Balance Sheet Date, there has been no change in any accounting controls, policies, principles, methods, or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities, or otherwise) of the Company or the Company Subsidiaries.

(d)  Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any current or former employee, consultant, or director of the Company or any Company Subsidiary, has identified or has received or otherwise had or obtained knowledge of any fraud, whether or not material, that involves the Company’s or any Company Subsidiary’s management or other current or former employees, consultants, or directors of the Company or any Company Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Company Subsidiary, or any claim or allegation regarding any of the foregoing.  Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant, or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, in each case, regarding accounting or auditing practices, procedures, methodologies, or methods of the Company or any Company Subsidiary or their internal accounting controls or any inaccuracy in the Company’s consolidated financial statements.  There have been no internal investigations regarding accounting or revenue recognition or any other alleged misconduct of the Company or any Company Subsidiary.

(e)  No attorney representing the Company or any Company Subsidiary, whether or not employed or engaged by the Company or any Company Subsidiary, has reported to the Company Board or any committee thereof or to any director or officer of the Company or any Company Subsidiary evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees, or agents.

(f)  Schedule 2.9(f) to the Disclosure Letter lists as of the Agreement Date all Indebtedness of the Company and any Company Subsidiary (“Company Debt”), including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date, and any assets or properties securing such Company Debt, as applicable.  All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

2.10  Absence of Certain Changes.  Since December 31, 2018, and except as set forth in Schedule 2.10 to the Disclosure Letter, there has not been any Material Adverse Effect on the Company, and except as consented to by Acquiror pursuant to Section 4.1 hereof, the Company and each Company Subsidiary has conducted its business only in the ordinary course consistent with past practice, and, without limiting the generality of the foregoing:

(a)  neither the Company nor any Company Subsidiary has entered into any Contract or letter of intent with respect to any (i) acquisition, sale, or transfer of any asset of the Company or any Company Subsidiary (other than nonexclusive licenses of Company Products granted to its customers in the ordinary course of its business consistent with its past practice) and (ii) merger, consolidation with, or purchase of a substantial portion of the assets of, any other business or Person;

(b)  except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Company Subsidiary or any revaluation by the Company or any Company Subsidiary of any of their assets;

(c)  there has not occurred any declaration, setting aside, or payment of a dividend or other distribution (whether in cash, stock, shares, or property) with respect to any securities of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any of its securities  (other than repurchases of unvested shares in connection with a termination of the holder’s employment or service pursuant to the terms of the applicable award), or any change in any rights, preferences, privileges, or restrictions of any of its outstanding securities, and the Company has not effected or approved any split, combination or reclassification of any Equity Interests of the Company;

(d)  neither the Company nor any Company Subsidiary has entered into, amended, terminated, breached, or waived any of their rights, benefits, or claims under, any Material Contract, and there has not occurred any default by the Company or any Company Subsidiary under any Material Contract to which the Company or any Company Subsidiary is a party or by which they are, or any of their assets and properties are, bound;

(e)  there has not occurred any amendment or change to the Organizational Documents or the Company Subsidiary Organizational Documents;

(f)  there has not occurred any increase in, or modification of, the compensation or benefits payable or to become potentially payable by the Company or any Company Subsidiary to any of their directors, officers, employees, or consultants, any modification of any plan or agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and applicable guidance thereunder, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any Company Subsidiary consistent with past practice), any adoption of a Company Employee Plan or any termination or modification of any Company Employee Plan, and neither the Company nor any Company Subsidiary has entered into any Contract to grant or provide (nor has it granted any) severance, retention, change in control, bonus, acceleration of vesting, or other similar benefits to any such Persons;

(g)  neither the Company nor any Company Subsidiary has made any payment to, or entered into any Contract with any director, officer, stockholder, partner, employee, contractor, holder of any Equity Interests of the Company or any Affiliate of the Company, or, in each case, any of their respective Affiliates or family members, except regular compensation and usual benefit payments made in the ordinary course of business consistent with past practice;

(h)  there has not occurred the execution of any employment, consulting, bonus, change in control, severance, retention, or other agreements or service Contracts, or Contracts with a labor union, trade union, works council or other employee representative or the extension of the term of any existing employment, consulting, bonus, change in control, severance, retention, or other agreement or service Contract with any Person in the employ or service of the Company or any Company Subsidiary;

(i)  there has not occurred any change in title, office, or position, or reduction in any material respect in the responsibilities of, or any change in identity with respect to the management, supervisory, or other key personnel of the Company or any Company Subsidiary, any hiring or termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company or any Company Subsidiary;

(j)  neither the Company nor any Company Subsidiary has incurred, created, or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Indebtedness or any Liability as guaranty or surety with respect to the obligations of any other Person;

(k)  neither the Company nor any Company Subsidiary has paid, discharged, cancelled, or waived any Encumbrance or Liability which was not shown on the Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(l)  neither the Company nor any Company Subsidiary has deferred, failed to pay, or otherwise satisfy any Liability in excess of $20,000 of the Company or any Company Subsidiary that is presently due and payable except Liabilities that are being contested in good faith by appropriate means or proceedings;

(m)  neither the Company nor any Company Subsidiary has given any discount, accommodation or other concession to, or engaged in any other efforts with, customers in each case outside the ordinary course of business, consistent with past practice;

(n)   neither the Company nor any Company Subsidiary has made any change in the manner in which it extends discounts, credits, or warranties to customers or otherwise deals with its customers;

(o)   there has been no material damage, destruction, or loss, whether or not covered by insurance, affecting the assets, properties, or business of the Company or any Company Subsidiary;

(p)   neither the Company nor any Company Subsidiary has sold, disposed of, transferred, or licensed to any Person any rights to any Company Intellectual Property Rights other than in the ordinary course of business consistent with past practice, or has sold, disposed of, transferred, or provided a copy of the source code for the Company Proprietary Software to any Person;

(q)   neither the Company nor any Company Subsidiary has issued (or made any commitments to issue) additional securities (other than pursuant to the exercise of Company Options in accordance with their terms);

(r)   neither the Company nor any Company Subsidiary has incurred any Liability, other than an individual Liability incurred in the ordinary course of business consistent with past practice that does not exceed $20,000 and the Transaction Expenses;

(s)   neither the Company nor any Company Subsidiary has made any payment in excess of $20,000;

(t)   neither the Company nor any Company Subsidiary has entered into any Material Contract that imposes any restriction on the right or ability of the Company or any Company Subsidiary (or following the Closing, Acquiror and its Affiliates) to engage in any line of business or to compete with any other Person or contains any exclusive rights, most favored nation or similar provisions;

(u)   neither the Company nor any Company Subsidiary has engaged in any transaction outside the ordinary course of business;

(v)   neither the Company nor any Company Subsidiary has (i) made, revoked or changed any material election in respect of Taxes, (ii) adopted or changed any accounting method in respect of Taxes, (iii) filed any amended Tax Return, (iv) entered into any settlement or compromise of any claim or assessment in respect of Taxes, or (v) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Entity;

(w)   neither the Company nor any Company Subsidiary has failed to renew, cancelled, or amended any insurance policy;

(x)   the Company has not (i) commenced a Proceeding or (ii) settled or agreed to settle, cancel, compromise, release, or provide a waiver with respect to any pending or threatened Proceeding pertaining to any matter that is adverse to the Company; and

(y)   neither the Company nor any Company Subsidiary has agreed, in writing or otherwise, to do any of the foregoing.

2.11  No Undisclosed Liabilities.  Except as set forth in Schedule 2.11 to the Disclosure Letter, neither the Company nor any Company Subsidiary has any material Liabilities other than (a) those set forth in the consolidated balance sheet of the Company and the Company Subsidiaries as of August 31, 2019, which is included in the Financial Statements (the “Balance Sheet”), (b) those incurred in the conduct of the Company’s business since August 31, 2019 (the “Balance Sheet Date”) in the ordinary course, consistent with past practice and, individually or in the aggregate, do not result from any breach of Contract, tort or violation of any Legal Requirement, or (c) Transaction Expenses incurred in connection with the negotiation, preparation or execution of this Agreement.  Except for Liabilities reflected in the Financial Statements, neither the Company nor any Company Subsidiary has any off-balance sheet Liabilities, or any financial interest in any Person, the purpose or effect of which is to defer, postpone, reduce, or otherwise avoid or adjust the recording of debt incurred by the Company or any Company Subsidiary.

2.12  Tangible Assets and Tangible Properties.

(a)  Neither the Company nor any Company Subsidiary owns or has ever owned any real property.  Schedule 2.12(a) to the Disclosure Letter identifies each parcel of real property leased, occupied, or otherwise used by the Company or any Company Subsidiary (the “Company Real Estate”).  The Company and the Company Subsidiaries have adequate rights of ingress and egress into any Company Real Estate, and to the Knowledge of the Company, there are no facts that could reasonably be expected to materially and adversely affect the possession, use or occupancy of the Company Real Estate.  To the Knowledge of the Company, all utilities serving the Company Real Estate are installed and operating and are sufficient to enable the Company Real Estate to continue to be used and operated consistent with past practices, and any hook-up fees or other associated charges that are due as of the Agreement Date have been fully paid.  All Company Real Estate is leased free and clear of all Encumbrances, except for Permitted Encumbrances, and, to the Knowledge of the Company, no Company Real Estate is subject to any order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, are any such proceedings threatened.  The Company has provided or made available to Acquiror or its representatives true, correct, and complete copies of all leases, subleases and other agreements under which the Company or any Company Subsidiary uses or occupies, or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto.

(b)  The tangible personal property of the Company or any Company Subsidiary is (i) in good operating condition and repair, subject to normal wear and tear, and (ii) not obsolete, dangerous, or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice.  The Company has performed customary maintenance on all items of tangible personal property.  The tangible personal property is sufficient for the continued conduct of business of the Company after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the tangible personal property necessary to conduct the business of the Company as currently conducted.

(c)  All properties used in the operations of the Company or any Company Subsidiary are reflected on the Balance Sheet to the extent required under GAAP to be so reflected.

(d)  Schedule 2.12(d)-1 and Schedule 2.12(d)-2 to the Disclosure Letter set forth a list of each tangible asset and item of tangible personal property of the Company or any Company Subsidiary with an assessed value in excess of $20,000 or that is otherwise material to the business of the Company or any Company Subsidiary, together with a brief description.

2.13  Title to Tangible Property; Encumbrances.  The Company has good and valid title to all of its tangible properties, and interests in tangible properties and tangible assets, real and personal, reflected on the Balance Sheet or acquired after the Balance Sheet Date (except tangible properties and tangible assets, or interests in tangible properties and tangible assets, sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased tangible properties and tangible assets, valid leasehold interests in such tangible properties and tangible assets which afford the Company valid leasehold possession of the tangible properties and tangible assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the tangible properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, (c) the rights of landlords or lessors under such leasehold interests, and (d) liens securing Indebtedness that is reflected on the Balance Sheet.

2.14  Litigation.

(a)  Except as set forth in Schedule 2.14(a) to the Disclosure Letter, there is no claim or Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their assets or properties or any of their directors, officers, consultants, or employees (in their capacities as such or relating to their employment, services, or relationship with the Company or any Company Subsidiary).

(b)  There is no judgment, decree, injunction, or order against or applicable to the Company or any Company Subsidiary, any of their assets or properties, or, to the Knowledge of the Company, any of their directors, officers, or employees (in their capacities as such or relating to their employment, services, or relationship with the Company or any Company Subsidiary).

(c)  There is no Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary based upon the Company entering into this Agreement or any of the transactions contemplated hereby.

(d)  Except as set forth in Schedule 2.14(d) to the Disclosure Letter, neither the Company nor any Company Subsidiary has any Proceeding pending against any other Person as of the Agreement Date.

2.15  Restrictions on Business Activities.  There is no Contract, judgment, injunction, order, or decree binding upon the Company or any Company Subsidiary which has or would reasonably be expected to have, whether before or after consummation of the transactions contemplated hereby, the effect of prohibiting or impairing in any material respect any current or presently proposed business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary, or the conduct of business by the Company or any Company Subsidiary as currently conducted or as presently proposed to be conducted by the Company or any Company Subsidiary.

2.16  Compliance with Laws.

(a)  The Company and each Company Subsidiary are in compliance in all material respects with, and have complied in all material respects with, is not in material violation of, and has not received any written notice of, or, to the Knowledge of the Company, any other communication regarding, any violation, investigation relating to any violation, or threat to be charged with any violation with respect to, any Legal Requirement with respect to the Company or any Company Subsidiary, the conduct of their business, or the ownership, management or operation of their business, assets and properties.

(b)  Neither the Company nor any Company Subsidiary has received any notice of or, to the Knowledge of the Company, any other communication regarding (i) any actual or possible violation of Legal Requirements or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization, or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation, termination, or modification of any Company Authorization.  None of the Company Authorizations will be terminated or impaired, or will become terminable as a result of the consummation of the transactions contemplated hereby.

(c)  Neither the Company nor any Company Subsidiary has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, established or maintained a secret or unrecorded fund, participated in or co-operated with an international boycott as defined in Section 999 of the Code, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback, or other similar unlawful payment to any officer or employee of any Governmental Entity, a member of a foreign political party, or a candidate for political office in a foreign country, for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or any Company Subsidiary to obtain or retain business for or with, or in directing business to, any Person.

(d)  Each of the Company and each Company Subsidiary is, and at all times has been, in full compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the “Immigration Act”).  With respect to each employee (as defined in 8 C.F.R. 274a.1(f)) of the Company and each Company Subsidiary for whom compliance with the Immigration Act by the Company or any Company Subsidiary as employer is required, the Company and each Company Subsidiary have previously provided or made available to Acquiror or its representatives, to the Knowledge of the Company, a true, accurate, and complete copy of (i) each individual’s Form I-9 (Employment Eligibility Verification Form) documentation and (ii) all other records, documents or other papers prepared or procured and/or retained by the Company and each Company Subsidiary pursuant to the Immigration Act.  Neither the Company nor any Company Subsidiary has been cited, fined or served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against the Company or any Company Subsidiary by reason of any actual or alleged failure to comply with the Immigration Act or any analogous immigration law of a country other than the United States.

2.17  Intellectual Property.

(a)  Schedule 2.17(a)-1 to the Disclosure Letter contains, as of the Agreement Date, an accurate and complete list and description (including a name, product description, version level, and language in which it is written) of all Company Products. Section 2.17(a)-2 to the Disclosure Letter contains, as of the Agreement Date, an accurate and complete list and description (including a name, the Company Product to which such Third Party Software relates, product description, version level and license pursuant to which such Software is used) of all Third Party Software and any third party product that is licensed, offered, or provided to customers of the Company or any Company Subsidiary as part of or in conjunction with any Company Product. The Company’s and each Company Subsidiary’s use and distribution of Third Party Software is in full compliance with all licenses applicable thereto.

(b)  Schedule 2.17(b) to the Disclosure Letter contains, as of the Agreement Date, an accurate and complete list of (i) each item of Registered Intellectual Property Rights that is a Company Intellectual Property Right (whether owned jointly or exclusively by the Company or any Company Subsidiary), but excluding any such items that are abandoned, cancelled, withdrawn, refused, or expired, (ii) the jurisdiction in which such item of Registered Intellectual Property Rights has been registered or filed and the applicable registration or serial number, and (iii) any other Person that has an ownership interest in such item of Registered Intellectual Property Rights and the nature of such ownership interest.

(c)  The Company and each Company Subsidiary solely and exclusively owns all Company Intellectual Property Rights free and clear of any Encumbrances (other than Permitted Encumbrances and licenses (I) set forth in Schedule 2.7(a)(x) to the Disclosure Letter or (II) not required to be disclosed in Schedule 2.7(a)(x) to the Disclosure Letter).  No Person has any ownership interest or other economic rights in any Company Intellectual Property Rights (including any interest or right in any derivations thereof, whether or not developed as of the Agreement Date), including the right to royalty payments based on the Company’s or its customers’ license, sale, or use of the Company Products.  Neither the Company nor any Company Subsidiary has received any written notice or claims challenging the Company’s or any Company Subsidiary’s sole and exclusive ownership of any Company Intellectual Property Rights, or the validity or enforceability of any Company Intellectual Property Rights.  Neither the Company nor any Company Subsidiary has granted to any Person any exclusive rights in any Company Intellectual Property Rights.

(d)  The Company Intellectual Property Rights together with the Third Party Intellectual Property Rights constitute all of the Intellectual Property Rights necessary to operate the Company’s business as currently conducted constitute all Intellectual Property Rights embodied in the Company Products.  All use and distribution of Company Products by or through the Company is in full compliance with all licenses applicable thereto.

(e)  To the Knowledge of the Company, neither the Company nor any Company Subsidiary has infringed, misappropriated, or otherwise violated (collectively, “Infringed”), and is not Infringing, any Intellectual Property Right of any Person, and no claim of such Infringement is pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary, or any Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any Company Subsidiary for such Infringement.  No Company Intellectual Property Rights or Company Product is subject to any Proceeding or subject to any outstanding order (in each case involving the Company or any Company Subsidiary) that restricts in any manner the use, transfer, or licensing thereof by the Company or any Company Subsidiary of any Company Intellectual Property Rights or Company Product, or may affect the validity, use, or enforceability of the Company Intellectual Property Rights.

(f)  To the Knowledge of the Company, no Person has Infringed, or is Infringing, any of the Company Intellectual Property Rights.

(g)  The Company and each Company Subsidiary have taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of all proprietary information that the Company or such Company Subsidiary holds or purports to hold as a trade secret or confidential information.

(h)  All Registered Intellectual Property Rights set forth on Schedule 2.17(b) of the Disclosure Letter are subsisting, and to the Knowledge of the Company, excluding pending applications, valid and enforceable.  Each item of Registered Intellectual Property Right set forth on Schedule 2.17(b) of the Disclosure Letter was applied for, registered or filed, as applicable, in compliance with all Legal Requirements, and all filings, payments, and other actions required to be made or taken to maintain the application, prosecution, or registration of such items in full force and effect have been made or taken by the applicable deadline for such application, prosecution, or registration.  Schedule 2.17(h) to the Disclosure Letter identifies and describes each filing, payment, and action that must be made or taken by the Company, each Company Subsidiary, or their agents on or before the date that is ninety (90) days after the Agreement Date in order to maintain the application, prosecution, or registration of each such item of Registered Intellectual Property Rights in full force and effect (other than actions required because of the acts of third parties about which the Company has no Knowledge, as of the Agreement Date).

(i)  Except as set forth in Schedule 2.17(i) to the Disclosure Letter, the Company Proprietary Software and, to the Knowledge of the Company, any Third Party Software that is incorporated in or distributed by the Company or any Company Subsidiary in connection with any Company Products do not contain any Harmful Code. Schedule 2.17(i) to the Disclosure Letter lists all Publicly Available Software distributed by the Company in connection with the Company Products, including in development or testing thereof, and describes whether (and, if so, how) such Publicly Available Software was modified by or for the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary uses nor has used any Publicly Available Software or any modification or derivative thereof (i) in a manner that would condition the license governing such Publicly Available Software on the Company’s granting or purporting to grant to any Person any rights to or immunities under any of the Company Proprietary Software, or (ii) in a manner that conditions the license governing such Publicly Available Software on the Company’s disclosing or distributing the source code to any of the Company Proprietary Software, licensing or providing the source code to any of the Company Proprietary Software for the purpose of making derivative works, or making available for redistribution to any Person the source code to any of the Company Proprietary Software at no or minimal charge.  No source code for any Company Proprietary Software has been delivered, licensed, or made available by the Company to any escrow agent or other Person other than those Persons listed on Schedule 2.17(i) to the Disclosure Letter.  Neither the Company nor any Company Subsidiary has any obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Proprietary Software to any escrow agent or other Person.  No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in the delivery, license, or disclosure of any source code for any Company Proprietary Software to any other Person.

(j)  To the Knowledge of the Company, there are no technical problems with any Company Proprietary Software (including any Company Products that are Software) that materially and adversely affect the performance of such Company Proprietary Software (including any Company Products that are Software) or cause such Company Proprietary Software (including any Company Products that are Software) to fail to substantially conform to their written specifications other than software bugs or glitches that may be remedied in the ordinary course of the Company’s or any Company Subsidiary’s business. Neither the Company nor any Company Subsidiary has issued any service level credits or other similar credits or refunds due to the unavailability of Company Products.

(k)  Schedule 2.17(k) to the Disclosure Letter identifies, as of the Agreement Date, all Persons, including employees, agents, consultants, and contractors, who have materially contributed to the development of the Company Proprietary Software or Company Products (including any Intellectual Property Rights embodied therein) or any Company Intellectual Property Right that is a Registered Intellectual Property Right.  All such Persons:

(i)  have executed a written nondisclosure agreement applicable to the protection of the Company’s confidential information to which the Company or any Company Subsidiary is the beneficiary either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such a nondisclosure agreement with the Company or any Company Subsidiary); and

(ii)  have executed written agreements of assignment in favor of the Company or any Company Subsidiary, as applicable, as assignee that convey to the Company or any Company Subsidiary, as applicable, to the extent permissible under law, exclusive ownership of all Intellectual Property Rights developed for the Company or such Company Subsidiary by such Persons either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such an assignment agreement with the Company or any Company Subsidiary) and have not exempted from such assignment any Intellectual Property Rights previously developed by such Person.

(l)  No funding, facilities, or personnel of any Governmental Entity were used directly or, to the Knowledge of the Company, indirectly, to develop or create, in whole or in part, any Company Intellectual Property Rights.

(m)  Neither the Company nor any Company Subsidiary has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could reasonably be expected to require or obligate the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Company Intellectual Property Rights.

(n)  Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby will trigger any provision of any Contract to which the Company or any Company Subsidiary is a party that will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare:  (i) a loss of rights in, or Encumbrance on, any Company Intellectual Property Rights or, to the Knowledge of the Company, Third Party Intellectual Property Rights; (ii) a breach of, or termination of or other right arising under, any Contract required to be listed on Schedules 2.7(a)(x) and 2.7(a)(x)(iii) to the Disclosure Letter; (iii) the release, disclosure, or delivery of any Company Intellectual Property Embodiments in source code form by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Intellectual Property Rights.

(o)  Except as set forth on Schedule 2.17(o) to the Disclosure Letter, the Company and each Company Subsidiary have complied in all material respects and does comply in all material respects with (i) its published privacy policies and internal privacy policies and guidelines (the “Company Privacy Policies”) (complete and accurate copies of which have been provided or made available to Acquiror or its representatives), (ii) all Legal Requirements, and (iii) all contractual obligations (including those with the customers of the Company or any Company Subsidiary) relating to:  (A) the privacy of users of any of the Company’s and any Company Subsidiary’s web properties, products and/or services; (B) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any personally identifiable information collected or used by the Company, any Company Subsidiary; and (C) the transmission of marketing and/or commercial messages through any means, including email and text message.  Each Company Privacy Policy accurately discloses the applicable practices and policies with respect to the collection, use, processing, storage and disclosure of personally identifiable information and other confidential or proprietary data or information.  The Company and each Company Subsidiary have taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To the Knowledge of the Company, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information owned, held or controlled by the Company or any Company Subsidiary or, to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s respective employees, contractors, agents or service providers.  The Company has not received from any Person any written notice, any written claim, any subject access request, or notice of commencement of any Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information by the Company, any Company Subsidiary, or any of its employees, contractors, agents or service providers acting on Company’s behalf.

(p)  The Company and each Company Subsidiary have taken commercially reasonable precautions to (i) protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, including by contractually obligating any third parties that have access to the Company Systems or any data of the Company or any Company Subsidiary to protect the same from unauthorized access by and/or disclosure to any unauthorized third parties, and (ii) cause all Company Products and Company Systems to be free from any known material defect, known bug, virus or programming, design or documentation error or corruption, and function, operate and run in a manner materially consistent with the operations of the business as of Closing.  To the Knowledge of the Company, the Company Products do not include or install any spyware, adware, or other similar software that monitors the use of the Company Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Company Product or remote computer, as applicable.  To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of any of the Company Systems or Company Products. Neither the Company nor any Company Subsidiary has had any of their customers’ or employees’ personally identifiable information stolen or fraudulently acquired.

(q)  The Company and each Company Subsidiary own or lease all Company Systems that are necessary for the operations of their business as conducted.  In the past twenty-four (24) months, there has been no failure or other material substandard performance of any Company Systems that has caused any material disruption to the business of the Company or any Company Subsidiary.  The Company and each Company Subsidiary have taken commercially reasonable steps to provide for the back‑up and recovery of data and information and commercially reasonable disaster recovery plans, procedures, and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures.  The Company and each Company Subsidiary have taken reasonable actions to protect the integrity and security of Company Systems and the Software information stored thereon from unauthorized use, access, or modification by third parties.  To the Knowledge of the Company, the Company Systems do not currently contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase Software, hardware, or data, or to perform any other similar type of unauthorized activities.

2.18  Environmental Matters.  (a) All Hazardous Materials and wastes of the Company and each Company Subsidiary have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (b) neither the Company nor any Company Subsidiary has received any written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (c) no notices, administrative actions, or suits are pending or to the Knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or any Company Subsidiary; (d) neither the Company nor any Company Subsidiary is a potentially responsible party under the U.S. federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local, or foreign laws arising out of events occurring prior to the Closing Date; (e) to the Knowledge of the Company, there have not been since January 1, 2018, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (f) to the Knowledge of the Company, there have not been since January 1, 2018, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas, or oil wells; (g) the uses and activities of the Company and the Company Subsidiaries of the Facilities and the Facilities have at all times complied in all material respects with all Environmental and Safety Laws; and (h) to the Knowledge of the Company, there have not been in the past, and are not now, any events, conditions, circumstances, activities, practices, incidents, actions, or plans which could give rise to any common law or legal liability, or otherwise form the basis for any claim or Proceeding against the Company or any Company Subsidiary, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any Hazardous Material.

2.19  Taxes.

(a)  All Tax Returns required to be filed by the Company and each Company Subsidiary have been timely filed.  All such Tax Returns are complete and accurate in all material respects.  All Taxes due and payable by the Company or any Company Subsidiary have been timely paid (whether or not shown as due on any Tax Returns).  All Tax withholding and deposit requirements imposed on or with respect to the Company or any Company Subsidiary have been satisfied in all material respects.

(b)  The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the Balance Sheet Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for operations and transactions entered into in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries.

(c)  There is (i) no written claim, assessment, deficiency or adjustment for Taxes asserted, proposed or threatened against the Company or any Company Subsidiary, (ii) no lien for unpaid Taxes against the property of the Company or any Company Subsidiary other than Permitted Encumbrances, (iii) no audit being conducted or threatened with respect to any Tax Return of, or Taxes due from, the Company or any Company Subsidiary, (iv) no waiver or agreement for any extension of any statute of limitations for the assessment or collection of any Taxes granted by the Company or any Company Subsidiary currently in effect and (v) no written ruling related to Taxes or any written agreement with a Tax Authority relating to Taxes, in each case, with respect to the Company or any Company Subsidiary.  No claim has ever been made by any Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.

(d)  Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement or arrangement (other than an agreement or similar arrangement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(e)  Neither the Company nor any Company Subsidiary has participated in, or is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements.

(f)  Neither the Company nor any Company Subsidiary has ever been a member of any Consolidated Group.  Neither the Company nor any Company Subsidiary has any Liability under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements), as a transferee or successor, pursuant to any contractual obligation to assume Liability for Taxes from, or indemnify, another Person, or otherwise for any Taxes of any other Person or entity other than the Company or such Company Subsidiary, as applicable (in each case, other than pursuant to an agreement or similar arrangement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(g)  Neither the Company nor any Company Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Legal Requirements) by reason of a change in method of accounting or otherwise for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (vi) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vii) election under Section 965(h) of the Code.

(h)  Neither the Company nor any Company Subsidiary is or has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i)  Neither the Company nor any Company Subsidiary has distributed stock or shares of another entity, and neither the Company nor any Company Subsidiary has had its shares or stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j)  Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, contract, or other arrangement that is treated as a partnership for Tax purposes.

(k)  All transfer pricing between the Company or any Company Subsidiary, as applicable, and any related foreign persons or related foreign entities has been conducted at arm’s length. All payments by, to or among the Company and its Affiliates comply with all applicable transfer pricing requirements imposed by any Governmental Entity.

(l)  The Company is not subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.

(m)  For U.S. federal and applicable state income Tax purposes, (i) the Company is, and has been since its formation, properly classified as an association taxable as a C corporation.

Notwithstanding any other provision of this Agreement, the Company is not making and shall not be construed to have made any representation or warranty as to (i) the amount or availability of any net operating losses, capital losses, tax credits, tax basis or other Tax attributes of the Company or any Company Subsidiary for any taxable period beginning after the Closing Date or (ii) except with respect to Section 2.19(d), (f), (g), (i) and (j), any Tax position taken by Acquiror or any of its Affiliates, including the Company, for any taxable period beginning after the Closing Date.

2.20  Employee Benefit Plans and Employee Matters.

(a)  Schedule 2.20(a) to the Disclosure Letter contains a true and complete list of all material Company Employee Plans.  As used herein, “Company Employee Plan” means each of the following which is sponsored, maintained or contributed to by the Company, any Company Subsidiary, and any entity, trade or business (whether or not incorporated) which is treated as a single employer with the Company or a Company Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”) or with respect to which the Company or any Company Subsidiary would reasonably be expected to have any Liability:  (i) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); (ii) each outstanding loan to an employee; (iii) each equity option, equity purchase, restricted equity, phantom equity, equity appreciation right, equity based compensation, vacation, sabbatical, bonus, pension, profit sharing, savings, severance, change of control, retention, retirement, supplemental retirement, deferred compensation and incentive plan, program, policy or arrangement; (iv) each other fringe or employee benefit plan, program, policy or arrangement that applies to senior management and that does not generally apply to all employees; (v) each employment, consulting or executive compensation agreement, written or otherwise; and (vi) each other employee benefit plan, agreement, arrangement, program, policy, practice or understanding which is not described in clauses (i) through (v).

(b)  The Company has provided or made available to Acquiror or its representatives a true, correct, and complete copy of each of the material Company Employee Plans and related plan documents (including, to the extent applicable, trust and services documents, insurance and other funding policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, the most recent audited accounts and actuarial report or valuation prepared, and any material employee communications relating thereto), including all amendments thereto, and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided or made available to Acquiror or its representatives true, correct, and complete copies of the Form 5500 reports filed for the last three (3) plan years.

(c)  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the U.S. Internal Revenue Service a favorable determination letter as to its qualified status under the Code or has been established under a standardized prototype or volume submitter plan for which a U.S. Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  The Company has also provided or made available to Acquiror or its representatives a true, correct, and complete copy of the most recent U.S. Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax qualified status of any Company Employee Plan subject to Section 401(a) of the Code.  With respect to each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, (i) the Company, and each ERISA Affiliate has at all times and in all material respects made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the U.S. Department of Labor and (ii) there has been no termination or partial termination of the Company Employee Plan within the meaning of Section 411(d)(3) of the Code.

(d)  None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, and the Company is not contractually or otherwise obligated to, provide any Person with medical benefits or life insurance upon retirement or termination of employment, in each case, other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state Legal Requirements.

(e)  There has been no material “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code that is not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan.  Each Company Employee Plan has been documented, operated and administered in all material respects in accordance with its terms and in compliance with all Legal Requirements (including under ERISA and the Code). Except as would not be material, the Company, each Company Subsidiary, and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Employee Plans.  All reports and disclosures relating to the Company Employee Plans required to be filed with or furnished to Governmental Entities, participants or beneficiaries have in all material respects been filed or furnished in accordance with applicable Legal Requirements in a timely manner.

(f)  Neither the Company, any Company Subsidiary, nor any ERISA Affiliate is subject to any Liability or penalty under Chapter 43 of Subtitle D of the Code or Title I of ERISA with respect to any of the Company Employee Plans, and no act, omission or transaction has occurred which would result in imposition of any such Liability or penalty.  All contributions required to be made by the Company, any Company Subsidiary, or any ERISA Affiliate to any Company Employee Plan have in all materials respects been timely made and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Balance Sheet Date as a result of the operations of Company after the Balance Sheet Date).

(g)  No Company Employee Plan is covered by, and neither the Company, any Company Subsidiary, nor any ERISA Affiliate has incurred or expects to incur any Liability under, Title IV of ERISA or Section 412 of the Code. The Company, the Company Subsidiaries, and the ERISA Affiliates do not sponsor, maintain or participate in any self-funded Company Employee Plan that is governed by ERISA.

(h)  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms and applicable Legal Requirements, without Liability to Acquiror, the Company or any ERISA Affiliate (other than ordinary administrative expenses typically incurred in a termination event and payment or provision of vested benefits under such plan, and subject to any applicable termination notice provisions set forth in the plan document and, in the case of Company Employee Plans that are not “employee benefit plans” within the meaning of section 3(3) of ERISA and are agreements with an employee or other individual service-provider, the consent of such person).

(i)  No suit, administrative proceeding, action, other litigation, investigation, or other Proceeding has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the U.S. Internal Revenue Service, U.S. Department of Labor, or other Governmental Entity.

(j)  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company Subsidiary, or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(k)  Except as set forth on Schedule 2.20(k) to the Disclosure Letter, there is no Company Employee Plan or other agreement, plan, arrangement, or Contract covering any current or former employee or other service provider of the Company, any Company Subsidiary, or any ERISA Affiliate to which the Company, any Company Subsidiary, or any ERISA Affiliate is a party or by which any such Person is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements, or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(l)  Each Company Employee Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code is in compliance with Section 409A so as to avoid the imposition of any tax, penalty or interest thereunder.  No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. No employee or other Person providing services to the Company, any Company Subsidiary, or any ERISA Affiliate is entitled to a tax gross up or similar payment for any Tax or interest that may be due under Sections 409A or 4999 of the Code.

(m)  Except as set forth on Schedule 2.20(m) to the Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will, individually or together with the occurrence of some other event (which would not, standing alone, trigger such payment or benefit), (i) result in any payment (including severance, retention, change in control, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any Person, (ii) increase or otherwise enhance any benefits otherwise payable by the Company, any Company Subsidiary, or any ERISA Affiliate, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any material outstanding loans made by the Company, any Company Subsidiary, or any ERISA Affiliate to any Person.

(n)  Schedule 2.20(n) to the Disclosure Letter lists as of the Agreement Date each employee of the Company or any Company Subsidiary who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such leave, the duration of the applicable leave, and the anticipated date of return to full service.

(o)  The Company and the Company Subsidiaries are, and at all times have been, in compliance in all material respects with all Legal Requirements respecting labor and employment, including all applicable Legal Requirements regarding labor relations, non-discrimination and non-retaliation in employment, employee leave, recordkeeping, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), the Fair Labor Standards Act, wages, hours, recordkeeping, occupational safety and health and employment practices, immigration, employee benefits, severance or other termination of employment payments or obligations, and the payment of employment related Taxes, and the Company is not engaged in any unfair labor practice.  The Company has withheld or caused to be withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and are not liable in any material respect for any arrears of wages, compensation, Taxes, penalties, or other sums for failure to comply with any of the foregoing. The Company and each Company Subsidiary will have paid in full to all present and former employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, statutory or other severance payments or termination payments or obligations, and other compensation due and payable to or on behalf of such employees, independent contractors, and consultants, in each case as of the Closing.  Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits, or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Company Subsidiary under any workers’ compensation plan or policy or for long-term disability.  Neither the Company nor any Company Subsidiary has any current obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.  Except as set forth in Schedule 2.20(o) to the Disclosure Letter, there are no Proceedings pending or, to the Knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective present or former employees, directors, consultants, or independent contractors.

(p)  No employee or independent contractor of the Company or any Company Subsidiary is represented by a labor union, works council, trade union or similar representative with respect to his or her employment or engagement by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has any obligation to pay any amount or provide any benefit to any former employee, director or officer, other than obligations (i) for which the Company or the applicable Company Subsidiary has established a reserve for such amount on the Balance Sheet, and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 2.20(p) to the Disclosure Letter.  Neither the Company nor any Company Subsidiary is, nor has ever been, a party to or bound by any collective bargaining agreement or other Contract with a labor union, trade union, works council or similar representative of employees, and no such Contract is being negotiated by the Company or any Company Subsidiary. Neither the Company or any Company Subsidiary has a duty to bargain with any labor organization, trade union, works council, or other representative of employees.  There is no pending or, to the Knowledge of the Company, threatened demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Company Subsidiary.  The Company has no Knowledge of any activities or proceedings of any labor union or similar organization to organize its or any Company Subsidiary’s employees.  There is no labor dispute, strike, slowdown, picketing, or work stoppage against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened.  There are no pending or, to the Knowledge of the Company, threatened unfair labor charges or complaints by the National Labor Relations Board or any other Governmental Entity against the Company, any Company Subsidiary or any of their respective representatives, employees, or agents (in their capacity as such).

(q)  To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation in any material respect of any lawful term of any employment agreement, patent disclosure agreement, confidentiality obligation, non-competition or non-solicitation agreement, or any restrictive covenant or contractual, statutory, or common law obligation to a former employer or other third party relating to the right of any such employee to be employed by the Company or a Company Subsidiary or relating to any such employee’s actions or omissions on behalf of the Company or any Company Subsidiary or because of the nature of the business conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others.  No employee of the Company has given written notice to the Company or any Company Subsidiary that any such employee intends to terminate his or her employment with the Company or any Company Subsidiary. The employment of each of the employees of the Company and each Company Subsidiary is “at will” and the Company or applicable Company Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees except as may be required by applicable Legal Requirements.  The Company has not, and to the Knowledge of Company, no other Person has, promised or otherwise provided any assurances (contingent or otherwise) to present any former employee or consultant of the Company or any Company Subsidiary of any terms or conditions of employment with Acquiror or any of its Affiliates following the Closing Date.

(r)  Schedule 2.20(r) to the Disclosure Letter sets forth a true, correct, and complete list of the names, positions, employing entity, rates of compensation, severance rights (if any), and other compensation and benefits of all officers, directors, and employees of the Company and each Company Subsidiary, showing each such person’s location of employment, base salary or hourly wage and all bonuses, commissions and other forms of compensation for which he or she is eligible, benefit plan participation and level of benefits received, status as exempt or non-exempt under the Fair Labor Standards Act, the type of any work visa or other work permit, and the type of any pending leave of absence.

(s)  The Company has provided or made available to Acquiror or its representatives a true, correct, and complete list of all of its and the Company Subsidiaries’ consultants, directors, advisory board members, and independent contractors and, for each, the initial date of the engagement and copies of any Contract applicable to such engagement, including terms of compensation, nature of services, and expected duration of engagement.

(t)  The Company has provided or made available to Acquiror or its representatives true, correct, and complete copies of each of the following for the Company:  (i) all forms of offer letters; (ii) all forms of employment agreements and severance, retention, bonus, commission, and change in control agreements; (iii) all forms of services agreements and agreements with consultants, directors, or advisory board members; (iv) all forms of confidentiality, non-competition, non-solicitation, or inventions agreements between current and former employees, directors and consultants and the Company (and a true, correct, and complete list of employees, directors, consultants, and/or others not subject thereto); (v) the most current management organization chart(s); (vi) all agreements and insurance policies providing for the indemnification of any officers or directors of the Company; (vii) summary of any pending Liability for unpaid termination or severance payments or obligations to current and former directors, officers, and employees of the Company or a Company Subsidiary; and (viii) a schedule of bonus commitments made to employees of the Company or a Company Subsidiary.

2.21  Interested Party Transactions.  Except as set forth on Schedule 2.21 to the Disclosure Letter, none of the officers or directors of the Company or any Company Subsidiary and, to the Knowledge of the Company, none of the employees, stockholders, shareholders or members of the Company or any Company Subsidiary, nor any immediate family member of an officer, director, employee, stockholder, shareholder, or member of the Company or any Company Subsidiary, has any direct or indirect ownership interest of more than 5% of the equity ownership of, participation, royalty, or other interest in, or is an officer, director, employee of, or consultant or contractor for any Person that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary.  None of said Persons is a party to, or to the Knowledge of the Company, otherwise interested in, any Material Contract to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary, or any of their assets or properties are bound or affected, except for normal compensation for services as an officer, director, or employee thereof, equity or option agreements, and indemnification agreements for directors.  None of said Persons has any claim, charge, action, or cause of action against the Company or any Company Subsidiary, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay, or accrued salary and bonus or accrued benefits under the Company Employee Plans.

None of said Persons owes any money to the Company or any Company Subsidiary.  To the Knowledge of the Company, none of said Persons has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Rights or Intellectual Property Embodiments) that is used in the business of the Company or any Company Subsidiary, except for the rights of stockholders or shareholders under applicable Legal Requirements.

2.22  Insurance.

(a)  Schedule 2.22 to the Disclosure Letter contains a true and complete list of all insurance policies and bonds currently in effect owned or held by the Company or any Company Subsidiary.  Schedule 2.22 to the Disclosure Letter also sets forth the name and address of the insurer under each such policy and bond, the type of policy or bond, the expiration dates thereof, the annual premiums and payment terms thereof, the coverage amount thereunder, and any applicable deductible, the losses incurred thereunder, as well as all claims made, including outstanding claims, under such policies and bonds.  The Company has provided or made available to Acquiror or its representatives true, correct, and complete copies of all such policies of insurance and bonds set forth on Schedule 2.22 to the Disclosure Letter.

(b)  There is no claim pending under any of such policies or bonds listed on Schedule 2.22 to the Disclosure Letter.  All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Company Subsidiary are otherwise in compliance in all material respects with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and, to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such policies.  The insurance coverage provided by the policies and bonds described in Schedule 2.22 to the Disclosure Letter will not terminate or lapse by reason of the consummation of any of the transactions contemplated hereby.  Such policies are sufficient for the compliance with all Legal Requirements and all Material Contracts relating to the Company or any Company Subsidiary.  There is no insurance policy set forth in Schedule 2.22 to the Disclosure Letter in respect of which annual premiums have increased more than 10% during the past two (2) years.

2.23  Books and Records.  The Company has provided or made available to Acquiror or its counsel true, correct, and complete copies of (a) all documents identified on the Disclosure Letter, (b) the Organizational Documents, (c) the Company Subsidiary Organizational Documents, (c) the minute books containing records of all proceedings, consents, actions, and meetings by the Company Board and the boards of any Company Subsidiaries, committees of the Company Board and the boards of any Company Subsidiaries, and the Company Stockholders, (d) the stock ledger, journal, and other records of the Company and any Company Subsidiary, and (e) all permits, orders, authorizations, and consents issued by any Governmental Entity with respect to the Company, any Company Subsidiary, or any Equity Interests of the Company, and all applications for such permits, orders, authorizations, and consents.  The minute books of the Company and such Company Subsidiary provided or made available to Acquiror or its representatives contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company or any Company Subsidiary through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects.  The books, records, and accounts of the Company and each Company Subsidiary (i) are true, correct, and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) are stated in reasonable detail and accurately and fairly reflect, in all material respects, the transactions and dispositions of the assets and properties of the Company or a Company Subsidiary, as applicable.

2.24  Import and Export Control Laws.  The Company and each Company Subsidiary have complied in all material respects with:  (a) all applicable sanctions laws, including the U.S. economic sanctions laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; (b) all applicable export control laws, including the Export Administration Regulations administered by the U.S. Department of Commerce; and (c) the anti-boycott regulations administered by U.S. Department of Commerce and the U.S. Department of the Treasury (collectively clauses (a) through (c), the “Customs & International Trade Laws”), related to the regulation of exports, re-exports, transfers, releases, shipments, transmissions, imports or similar transfer of goods, technology, software or services, or any other transactions or business dealings, by or on behalf of the Company or any Company Subsidiary.  Without limiting the foregoing, neither the Company nor any Company Subsidiary has submitted any disclosures nor received any notice that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry, or has conducted any internal investigation concerning, is not is aware of any allegation involving or otherwise relating to, any alleged or actual material violation of the Customs & International Trade Laws.  Schedule 2.24 to the Disclosure Letter sets forth an accurate and complete list of each of the countries to which the Company or any Company Subsidiary has shipped or distributed Company Products.

2.25  Customers and Suppliers.

(a)  Schedule 2.25(a) to the Disclosure Letter sets forth an accurate list of the revenues generated from each of the top ten (10) customers and distributors of the Company and the Company Subsidiaries on an aggregate basis for the year ended December 31, 2018 (“Significant Customers and Distributors”). Neither the Company nor any Company Subsidiary has outstanding disputes concerning their products or services with any Significant Customer, and, to the Knowledge of the Company, no Significant Customer and Distributor intends to cease or diminish the use of the Company Products or services. Neither the Company nor any Company Subsidiary has received any information from any Significant Customer or Distributor that such customer or distributor shall not continue as a customer or distributor of the Company or any Company Subsidiary (or Acquiror or one of its Affiliates) after the Closing or that any Significant Customer or Distributor intends to terminate or modify in a manner adverse to the Company existing Contracts with the Company or any Company Subsidiary (or Acquiror or one of its Affiliates).  Neither the Company nor any Company Subsidiary has had any of their products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company or any Company Subsidiary.

(b)  Schedule 2.25(b) to the Disclosure Letter sets forth an accurate list of each supplier of the business of the Company and the Company Subsidiaries who, for the year ended December 31, 2018, was one of the ten (10) largest suppliers of products or services to the Company or the Company Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”). Neither the Company nor any Company Subsidiary has outstanding disputes concerning products or services provided by any Significant Supplier, and, to the Knowledge of the Company, no Significant Supplier intends to cease or diminish the provision of products or services to the Company.  Neither the Company nor any Company Subsidiary has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any Company Subsidiary (or Acquiror or one of its Affiliates) after the Closing or that any Significant Supplier intends to terminate or modify existing Contracts with the Company or any Company Subsidiary (or Acquiror or one of its Affiliates).

2.26  Accounts Receivable.  The accounts receivable shown on the Balance Sheet arose in the ordinary course of business, consistent with past practices, and represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in full within ninety (90) days in the recorded amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet.  Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP and in accordance with the Company’s past practices and are sufficient to provide for any losses which may be sustained on collection of the receivables.  The accounts receivable of the Company or any Company Subsidiary arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the recorded amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practices which are or shall be sufficient to provide for any losses which may be sustained on collection of the receivables.  None of the accounts receivable of the Company or any Company Subsidiary are subject to any claim of offset, recoupment, setoff, or counter claim.  No amount of accounts receivable is contingent upon the performance by the Company or any Company Subsidiary of any obligation or Contract other than normal warranty repair and replacement.  Neither the Company nor any Company Subsidiary has any obligation pursuant to any rule or regulation of any Governmental Entity (whether in bankruptcy or insolvency proceedings or otherwise) to repay, return, refund or forfeit any receivables previously collected.  No Person has any lien on any such accounts receivable, no account receivable is subject to prior assignment, no agreement for deduction or discount has been made with respect to any such accounts receivable, and neither the Company nor any Company Subsidiary has incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise.  None of the obligors of the accounts receivable have refused or given notice that they refuse to pay the full amount thereof, and none of the obligors of such accounts receivable are an Affiliate of the Company or any Company Subsidiary.  Schedule 2.26 to the Disclosure Letter sets forth an accurate list of the accounts and notes receivable of the Company (the “Receivables”), an aging of the Receivables in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns, in each case as of the Agreement Date.  Schedule 2.26 to the Disclosure Letter sets forth such amounts of the Receivables that are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

2.27  Bank Accounts; Powers of Attorney; Investments; Derivatives.  Schedule 2.27 to the Disclosure Letter sets forth a true and complete list showing:  (a) the name and location of each bank in which the Company or any Company Subsidiary has an account, credit line, or safety deposit box and the names of all Persons authorized to draw thereon or, with respect to safety deposit boxes, that have access thereto; (b) the names of all Persons, if any, holding powers of attorney from the Company or any Company Subsidiary, each of which has been provided or made available to Acquiror or its representatives; (c) all certificates of deposit, debt, or equity securities and other investments owned, beneficially or of record, by the Company or any Company Subsidiary; and (d) any outstanding obligations in respect of a derivative transaction including any foreign exchange transaction.

2.28  Finders’ Fees; Transaction Expenses.  Except as set forth in Schedule 2.28 to the Disclosure Letter, neither the Company nor any Company Subsidiary is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder, or similar party (other than parties providing legal and accounting services) in connection with the origin, negotiation, or execution of this Agreement, any of the other agreements contemplated hereby to which the Company is or will be a party, or in connection with the transactions contemplated hereby by reason of any act taken on behalf of the Company.

2.29  Other Negotiations.  Neither the Company nor any Affiliate of the Company:  (a) has entered into any Contract that conflicts with any of the transactions contemplated hereby; or (b) has entered into any Contract or had discussions with any Person regarding any transaction involving the Company that would reasonably be expected to result in Acquiror, the Company or any officer, director, employee, agent, or Affiliate of any of them being subject to any claim for Liability to said Person as a result of the Company entering into this Agreement and consummating the transactions contemplated hereby.

2.30  Warranty and Related Matters.  Neither the Company nor any Company Subsidiary has  given nor made any warranties to third parties with respect to any products rented, licensed, or sold by them, except for the warranties imposed by the provisions of the Contracts provided or made available to Acquiror or its representatives and applicable commercial codes.  As of the Agreement Date, there are no existing or, to the Knowledge of the Company, threatened product liability, warranty, or other similar claims against the Company alleging that any Company Products are defective or fail to meet any product or service warranties, other than customary warranty or maintenance and technical support service requests made by customers in the ordinary course of business. As of the Agreement Date, there are no known and outstanding Liabilities for warranty or other claims or returns with respect to any of the Company Products or services relating to any such defects or failures.

2.31  Full Disclosure; No Other Representations and Warranties.  No representation or warranty made by the Company in this Article II (as modified by the Disclosure Letter) or any certificate furnished or to be furnished to Acquiror by the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.  Except for the representations and warranties contained in this Article II (as modified by the Disclosure Letter) and the certificates furnished or to be furnished to Acquiror by the Company pursuant to this Agreement, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company.

Article III

Representations and Warranties of Acquiror and MERGER Sub

Acquiror and Merger Sub represent and warrant to the Company as follows:

3.1  Organization and Standing.  Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority and possesses all permits necessary or desirable to enable it to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted.

3.2  Authority and Enforceability.  Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which Acquiror or Merger Sub is or will be a party and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, each of the other agreements contemplated hereby to which Acquiror or Merger Sub is or will be a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub.  This Agreement has been duly executed and delivered by Acquiror and Merger Sub and (assuming due authorization, execution, and delivery by the other parties hereto) constitutes the valid and binding obligation of Acquiror and Merger Sub, as applicable, enforceable against Acquiror and Merger Sub, respectively, in accordance with its terms, and each other agreement contemplated hereby to which Acquiror or Merger Sub is or will be a party, after being duly executed and delivered by Acquiror or Merger Sub, as applicable, will (assuming due authorization, execution, and delivery by the other parties thereto) constitute a valid and binding obligation of Acquiror or Merger Sub, enforceable against Acquiror or Merger Sub in accordance with its terms, in each case subject to Creditors’ Rights.

3.3  Non-Contravention.  The execution and delivery of this Agreement by Acquiror and Merger Sub does not, the execution and delivery of each of the other agreements contemplated hereby to which Acquiror or Merger Sub is or will be a party does not, the consummation of the transactions contemplated hereby will not, and the performance by Acquiror and Merger Sub of their respective obligations hereunder and thereunder does not and will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated, or guaranteed rights or entitlements of any Person under, or require any consent, approval, or waiver from any Person pursuant to, (a) any provision of the certificate of incorporation or bylaws of Acquiror or Merger Sub, in each case, as amended to date, (b) any Legal Requirements applicable to Acquiror or Merger Sub or to any of their respective material properties or assets, or (c) any written or, to the knowledge of Acquiror and Merger Sub, oral request of any Governmental Entity.

3.4  Ownership and Interim Operations of Merger Sub.  Merger Sub was formed by Acquiror solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  As of the date hereof, Acquiror is the record and beneficial owner of all of the capital stock of Merger Sub, free and clear of any and all Encumbrances (other than a Permitted Encumbrance).

3.5  Sufficiency of Funds.  Acquiror has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Total Merger Consideration and consummate the transactions contemplated by this Agreement.

3.6  Finders’ Fees; Transaction Expenses.  Neither Acquiror nor Merger Sub is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder, or similar party (other than parties providing legal and accounting services) in connection with the origin, negotiation, or execution of this Agreement, any of the other agreements contemplated hereby to which Acquiror or Merger Sub is or will be a party, or in connection with the transactions contemplated hereby by reason of any act taken on behalf of Acquiror or Merger Sub.

3.7  Independent Investigation.  Acquiror and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company and the Company Subsidiaries for such purpose.  Acquiror and Merger Sub acknowledge and agree that (a) in making their decision to enter into this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby, Acquiror and Merger Sub have relied solely upon their own investigation and the express representations and warranties of the Company set forth in Article II of this Agreement (as modified by the Disclosure Letter) and the certificates delivered to Acquiror by the Company pursuant to this Agreement, and (b) neither the Company nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article II of this Agreement (as modified by the Disclosure Letter) and the certificates delivered to Acquiror by the Company pursuant to this Agreement.

Article IV

Conduct Prior to the Effective Time

4.1  Conduct of Business of the Company.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), except (i) with the prior written consent (including, without limitation, e-mail consent) of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as specifically disclosed in Schedule 4.1 to the Disclosure Letter or (iii) as specifically contemplated by this Agreement or required by Legal Requirements:

(a)  the Company shall conduct (and cause each Company Subsidiary to conduct) its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the Agreement Date and in compliance in all material respects with all applicable Legal Requirements (except to the extent expressly provided otherwise in this Agreement);

(b)  the Company shall (and cause each Company Subsidiary to) (i) pay all of its Indebtedness and Taxes when due, subject to good faith disputes over such Indebtedness or Taxes, (ii) pay or perform its other obligations when due, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (iv) sell Company Products consistent with past practices, and (v) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that their goodwill and ongoing businesses shall be unimpaired at the Closing;

(c)  the Company shall promptly notify Acquiror of any change, occurrence or event not in the ordinary course of its or any Company Subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate, would reasonably be expected to cause any of the conditions to Closing set forth in Article VI not to be satisfied;

(d)  the Company shall ensure that each of the Material Contracts (other than with Acquiror) entered into during the Pre-Closing Period will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger;

(e)  the Company shall maintain the Company Real Estate in accordance with the terms of the applicable lease; and

(f)  the Company shall cause each of the Persons listed in the definition of Knowledge to conduct the inquiry described in such definition with respect to each representation qualified by Knowledge.

4.2  Restrictions on Conduct of Business of the Company.  Without limiting the generality or effect of the provisions of Section 4.1, and except (i) with the prior written consent (including, without limitation, e-mail consent) of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as specifically disclosed in Section 4.1 of the Disclosure Letter or (iii) as specifically contemplated by this Agreement or required by Legal Requirements or GAAP, during the Pre-Closing Period, the Company shall not, and shall cause each Company Subsidiary not to, take any action or omit to take any action that would have required disclosure under Section 2.10 if such action or omission occurred prior to the Agreement Date (except to the extent expressly provided otherwise in this Agreement) without the prior written consent of Acquiror.

4.3  Notification of Certain Matters.  During the Pre-Closing Period, the Company shall give prompt notice to Acquiror of (a) the discovery of any event, condition, fact, or circumstance that causes, caused, constitutes, or constituted a breach in any material respect of any representation or warranty of the Company contained in this Agreement and (b) the failure of the Company to comply with or satisfy in any material respect any covenant or agreement required to be complied with by it hereunder.  No such notification will affect the representations or warranties of the parties hereto or the conditions to their respective obligations hereunder.

Article V

Additional Agreements

5.1  Stockholder Notice.  In addition to the information required to be delivered pursuant to Section 1.11(a), at or prior to the Effective Time, the Company shall prepare and deliver an information statement conforming to the requirements of the DGCL and applicable Legal Requirements (the “Information Statement”) to each Company Stockholder setting forth the material terms of the Merger, including a copy of this Agreement.  The Company shall provide Acquiror and its counsel with the opportunity to review, comment on, and approve all aspects of the Information Statement, and the Company shall revise the Information Statement to incorporate all reasonable comments of Acquiror or its legal counsel, prior to the delivery of the Information Statement to the Company Stockholders.  Without limiting the generality of the foregoing, nothing shall be contained in the Information Statement or any related materials with respect to any party unless approved by such party, which approval shall not be unreasonably withheld, conditioned or delayed.

5.2  No Solicitation.

(a)  During the Pre-Closing Period, neither the Company nor any Company Holder will, nor will either authorize or permit any Company Subsidiary or any of their respective officers, directors, Affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by the Company or any Company Subsidiary (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action similar to the foregoing regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, term sheet, indication of interest, or any Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any Company Holder.  The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal.  If any Company Representatives, whether in their capacity as such or in any other capacity, take any action that the Company or any Company Subsidiary is obligated pursuant to this Section 5.2 to cause such Company Representatives not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.

(b)  During the Pre-Closing Period, the Company shall promptly, and in any event within one (1) Business Day, notify Acquiror orally and in writing after receipt by the Company, any Company Subsidiary, or any of the Company Representatives, of (i) any Acquisition Proposal, (ii) any inquiry, letter of intent, term sheet, indication of interest, proposal, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other written notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or for access to any of the properties, books, or records of the Company by any Person or Persons that the Company reasonably believes is requesting such information or access for purposes of making an Acquisition Proposal other than Acquiror and its Affiliates.  Such notice shall describe (i) the material terms and conditions of such Acquisition Proposal, inquiry, letter of intent, term sheet, indication of interest, proposal, offer, notice or request, and (ii) the identity of the Person or Group making any such Acquisition

Proposal, inquiry, letter of intent, term sheet, indication of interest, proposal, offer, notice or request.  The Company shall keep Acquiror fully informed of the status and details of, and any modification to, any such inquiry, letter of intent, term sheet, indication of interest, proposal, or offer and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, letter of intent, term sheet, indication of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.  The Company shall provide Acquiror with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal.  Notwithstanding anything to the contrary in this Section 5.2(b), neither the Company nor any Company Representative shall be obligated to disclose any information prohibited from being disclosed pursuant to a Contract to which the Company is a party or bound as of the Agreement Date.

5.3  Public Disclosure. The Company shall not, and the Company shall cause each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Acquiror’s name or refer to Acquiror directly or indirectly in connection with Acquiror’s relationship with the Company in any media interview, advertisement, news release, press release, or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquiror, unless required by applicable Legal Requirements (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquiror prior to any such disclosure); provided, however, that the Company shall (a) consult with Acquiror prior to such disclosure and (b) seek confidential treatment for any portion of such disclosure reasonably requested by Acquiror. Notwithstanding anything herein or in the Confidentiality Agreement, Acquiror may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquiror may, in its sole discretion, decide to issue or make; further provided that, with respect to such press releases or disclosures that are made prior to the Closing, to the extent practicable under the circumstances, Acquiror shall provide the Company with prior notice and a reasonable opportunity to review and comment upon such disclosure prior to its issuance. For the avoidance of doubt, (i) Acquiror or its Affiliates may disclose the terms of the transactions contemplated hereby as may be required by applicable Legal Requirements, including their Securities Act and Exchange Act reports and filings, and (ii) the Company may disclose the terms of this Agreement and the transactions contemplated hereby to obtain third-party consents and the approvals of the Company Holders, in each case, to the extent such party has a legitimate “need to know” and are subject to confidentiality obligations no less restrictive than the terms of the Confidentiality Agreement.

5.4  SEC Matters.

(a)  The Company acknowledges that Acquiror may be required to include financial statements relating to Acquiror and the Company (“SEC Financial Statements”) in documents filed with the SEC by Acquiror pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited.

(b)  The Company and the Company Holders’ Agent shall cooperate with Acquiror, and provide Acquiror with access to such records and personnel of the Company as Acquiror may reasonably request to enable Acquiror, and its representatives and accountants, to create and audit any SEC Financial Statements that Acquiror deems necessary.

(c)  The Company hereby consents to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of Acquiror or any of its Affiliates to be filed with the SEC in which Acquiror or its Affiliate reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.  The Company shall provide Acquiror and its independent accountants with access to any management representation letters provided by the Company to its independent accountants, and shall facilitate such parties’ efforts to obtain access to any audit work papers of the Company’s independent accountants.

5.5  Reasonable Efforts.  Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable to cause the closing conditions set forth in Article VI to be satisfied and for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

5.6  Third Party Consents; Notices.

(a)  During the Pre-Closing Period, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts prior to the Closing, to take, or cause to be taken, all appropriate actions and to make, or cause to be made, all filings and notifications necessary, proper or advisable under all applicable Legal Requirements, to consummate and make effective the transactions contemplated hereby. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company will use commercially reasonable efforts to obtain all Approvals on Schedule 2.6(a) to the Disclosure Letter.

(b)  During the Pre-Closing Period, the Company and each Company Subsidiary shall give all notices and other information required to be given to their employees, any works council, trade union, or collective bargaining unit representing any group of employees, and any applicable Government Authority under the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.7  Litigation.  During the Pre-Closing Period, the Company will (a) notify Acquiror in writing promptly after learning of any action, suit, arbitration, mediation, Proceeding, claim, or investigation by or before any Governmental Entity or arbitrator initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company, any Company Subsidiary or any of their directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (b) notify Acquiror of ongoing material developments in any Proceeding included in Schedule 2.14(a) to the Disclosure Letter or any New Litigation Claim, and (c) consult in good faith with Acquiror regarding the conduct of the defense of any Proceeding included in Schedule 2.14(a) to the Disclosure Letter or any New Litigation Claim.

5.8  Access to Information.

(a)  During the Pre-Closing Period, (i) the Company shall afford Acquiror and its accountants, counsel and other representatives, upon reasonable notice, reasonable access during business hours to:  (A) all of the properties, books, Contracts, employees and records of the Company and each Company Subsidiary, and (B) all other information concerning the business, properties and personnel of the Company and each Company Subsidiary as Acquiror may reasonably request, and (ii) the Company shall provide to Acquiror and its accountants, counsel and other representatives true, correct and complete copies of (A) internal financial statements of the Company, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes of the Company, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company or any Company Subsidiary has been a party, and (D) records for any Taxes paid to non-U.S. Tax Authorities by the Company or any Company Subsidiary.

(b)  Subject to compliance with applicable Legal Requirements during the Pre-Closing Period, the Company shall confer from time to time as requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

5.9  Consideration Spreadsheet.  The Company shall prepare and deliver to Acquiror, at least three (3) Business Days prior to the Closing, a spreadsheet (the “Consideration Spreadsheet”), certified on behalf of the Company by a duly authorized officer of the Company, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Effective Time:  (a) the names and e-mail addresses of all the Company Stockholders, the names of all Company Optionholders, and the names of all Company Noteholders and their respective addresses as reflected in the records of the Company; (b) the number and kind of shares of Company Capital Stock held by, or subject to Company Options or Company Notes held by, such Persons and, in the case of outstanding shares, the respective certificate numbers where applicable; (c) the exercise price per share of each Company Option; (d) the Tax status of each Company Option under Section 422 of the Code; (e) the amount of cash issuable to each Company Holder pursuant to this Agreement in exchange for the Company Capital Stock held by such Persons; (f) the amount of cash issuable to each Company Optionholder pursuant to this Agreement in exchange for Company Options held by such Persons; (g) the amount of cash issuable to each Company Noteholder pursuant to this Agreement in exchange for Company Notes held by such Persons; (h) the Pro Rata Share (as a percentage interest) of each Company Holder; and (i) the Pro Rata Holdback Share (as a percentage interest) of each Company Holder.

5.10  Expenses.  Whether or not the Merger is consummated, and except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Transaction Expenses) shall be paid by the party incurring such expense.  Without limiting the generality of the foregoing, all Transaction Expenses of the Company unpaid by the Company by the Closing Date shall be borne by the Company Holders as either a reduction of the Total Merger Consideration or as Indemnifiable Transaction Expenses pursuant to the terms hereof.

5.11  Employees and Contractors.

(a)  During the Pre-Closing Period, the Company shall reasonably cooperate and work with Acquiror to help Acquiror identify key employees of the Company and each Company Subsidiary to whom Acquiror will seek to enter into new employment arrangements (including amended employment agreements or new or amended offer letters) with Acquiror or a post-Closing Affiliate of Acquiror.  With respect to any such employee of the Company who receives a new offer of employment from Acquiror or an Affiliate of Acquiror, during the Pre-Closing Period, the Company shall reasonably assist Acquiror or such Affiliate of Acquiror, as applicable, with its efforts to enter into an Offer Letter with such employee as soon as practicable after the Agreement Date and, with respect to the employees set forth on Schedule 6.3(f) of the Disclosure Letter, in any event prior to the Closing Date.

(b)  As of the Closing, Acquiror or its Subsidiaries shall make available to employees of the Company and the Company Subsidiaries who remain employed by Acquiror or one of its Affiliates following the Closing Date (“Continuing Employees”) employee health and welfare benefits that are substantially equivalent, in the aggregate, to such benefits provided to other similarly situated (based on levels of responsibility) employees of Acquiror or its Subsidiaries.  As promptly as practicable following the Effective Time, Acquiror shall enroll Continuing Employees, and their eligible dependents where applicable, in Acquiror’s employee benefit plans, programs, or policies (the “Acquiror Benefit Plans”); provided, however, that Acquiror shall take commercially reasonable efforts not to let a lapse or cessation of coverage for any health, dental, or vision benefits of Continuing Employees before such Continuing

Employees’ eligibility for benefits under such health, dental, or vision plans of the Acquiror Benefit Plans becomes effective.  Each Continuing Employee shall receive credit for all accrued benefits under the Company Employee Plans other than accrual of benefits under defined benefit plans (e.g., credit for accrued vacation days, years of service accrued with respect to the calculation of any severance payments in the event of termination of such Continuing Employee’s employment by Acquiror or participation in any Acquiror Benefit Plans) and for purposes of eligibility to participate and vesting (other than with respect to equity and equity-based awards and incentive compensation) under Acquiror Benefit Plans for years of service prior to the Closing Date credited for such purposes under corresponding Company Employee Plans, provided such credit does not result in duplication of benefits.

(c)  The provisions of this Section 5.11 are solely for the benefit of the parties hereto and nothing in this Section 5.11, express or implied, shall confer upon any employee (including any Continuing Employee), or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 5.11, express or implied, shall be (i) deemed an amendment of any Company Employee Plan or any employee benefit plan maintained by Acquiror or its Affiliates, or (ii) construed to prevent Acquiror, the Company or any of their respective Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Acquiror, the Company or any of their respective Affiliates may establish or maintain.

5.12  Company Options and Related Matters.  The Company shall ensure that there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the Effective Time (after giving effect to the cancellation and conversion of the Company Options in accordance with Section 1.9(a)(ii) hereof) that purport to obligate the Company to issue any shares of Company Capital Stock, Company Options or Company Notes under any circumstances.

5.13  Release. Effective upon the Closing, each Company Holder, on behalf of itself and its Affiliates, hereby releases and discharges Acquiror, Merger Sub, and, following the Closing, the Surviving Corporation, and each of their respective Affiliates and their respective directors, officers, partners, members, managers, equityholders, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Released Parties”) from any and all Liabilities and claims, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing, including any and all Damages, whether such Liabilities, claims or Damages arise in tort, contract or statute, including Liabilities, claims or Damages (a) arising under each Released Party’s organizational documents, any Contract or Legal Requirements, (b) relating to actions or omissions of any Released Party, including those committed while serving in their capacity as directors, officers, partners, members, managers, equityholders, employees, agents, consultants, attorneys, representatives or similar capacities, (c) that may be asserted derivatively whether on behalf of the Surviving Corporation or otherwise against Acquiror or any of the other Released Parties, (d) relating to breach of fiduciary duty and (e) relating to the operation or management of the Company by the officers, directors, managers and Affiliates of the Company, and including in each case any and all Claims that the Company Holder does not know or suspect to exist in such Company Holder’s favor as of the Agreement Date; provided, however, that the foregoing release and discharge shall not apply to any (x) rights and claims arising from this Agreement or any other Transaction Document, including with respect to payment of the Total Merger Consideration, (y) rights to any indemnification, reimbursement, exculpation, contribution, payment or advancement of related expenses or hold harmless and liability exculpation covenants, agreements and obligations under provisions to which such Company Holder is entitled to pursuant to the certificate of incorporation or bylaws (or equivalent documents) of the Company (including the Surviving Corporation) or any Company Subsidiary, indemnification agreement with the Company or a Company Subsidiary, applicable Legal Requirements, insurance policies or Section 5.20 of this Agreement, in each case, to the extent covered by the D&O Tail Policy or (z) rights to any unpaid salary or expense reimbursements payable to such Company Holder in respect of services performed in such Company Holder’s capacity as an employee of the Company in the ordinary course of business relating to the pay period in which the Closing occurs or health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or Cal-COBRA, as applicable. In addition, each Company Holder hereby releases and discharges Acquiror and Merger Sub, following the Closing, the Surviving Corporation, from and against any Damages arising out of or in connection with  the  Company Holders’ Agent’s  failure  to  distribute  any  amounts  received  by  the Company Holders’ Agent  on  behalf  of  the  Company Holders  to such holders. THE RELEASES SET FORTH IN THIS SECTION 5.13 APPLY TO ALL CLAIMS BY THE COMPANY HOLDERS COVERED BY SUCH RELEASE, AND EACH COMPANY HOLDER AGREES TO WAIVE THE BENEFITS OF ANY LEGAL REQUIREMENT (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH A DEBTOR.

5.14  Confidentiality.

(a)  The parties hereto acknowledge that Acquiror and the Company previously executed a Confidentiality Agreement, dated June 19, 2019 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(b)  Each Company Holder shall not, and shall not permit its Affiliates, trustees, advisors, representatives and agents to, disclose the terms and provisions of the Merger Agreement or the Sellers’ Agreement (the “Merger Agreement Information”) without the prior written consent of Acquiror.  If the transactions contemplated hereby and by the Sellers’ Agreement are consummated, each Company Holder shall treat and hold as confidential any information concerning the business and/or the affairs of the Company that is not already generally available to the public (the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement and the Sellers’ Agreement, and deliver promptly to Acquiror or destroy, at the request of Acquiror, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control.  Notwithstanding the foregoing, each Company Holder may disclose the Merger Agreement Information and the Confidential Information, without violating the obligations of this Agreement, to the extent such information is already in the public domain (other than as a result of a breach by such Company Holder of its obligations under this Section 5.14 or otherwise) or the disclosure is required (a) in connection with any Tax Return filed by such Company Holder, (b) to a financial advisor, attorney, or accountant who is subject to an obligation of confidence for the purpose of obtaining advice or services from such party, (c) during the course of pursuing or defending indemnification claims (or the matters underlying such indemnification claims) or enforcing any rights under this Agreement or in connection with the agreements and transactions contemplated thereby, (d) if such Company Holder is an investment fund, to any partner (including any limited partner) of such Company Holder as and to the extent required by Legal Requirements or the terms of any of such Company Holder’s governing documents (including any limited partnership agreement) or contractual commitments in order for such partner to monitor its investment in the Company Holder, but only if such partner is bound by an agreement to keep such information confidential on terms no less favorable to Acquiror and the Company than the terms of this Agreement, and (e) to any family member, director, manager, officer, or employee of such Company Holder, provided that such Company Holder will cause such persons to treat Confidential Information and Merger Agreement Information in accordance with the terms of this Section 5.14 and to not disclose or use such Confidential Information and Merger Agreement Information other than in accordance with this Section 5.14, and such Company Holder shall be personally liable for any breach of such obligations by such persons.

Notwithstanding the foregoing, with respect to a Company Holder who is also an employee or officer of the Company, in the event of a conflict between this Section 5.14 with respect to Confidential Information and such Company Holder’s proprietary information and invention assignment (or similar) agreement with the Company, such proprietary information and invention assignment (or similar) agreement shall control to the extent more protective of the Company than this Agreement.

5.15  Parachute Payment Waivers.  Prior to the initiation of the stockholder approval procedure contemplated by Section 5.16, the Company shall have obtained and delivered to Acquiror a Parachute Payment Waiver from each Person identified on Schedule 5.15 to the Disclosure Letter.  Schedule 5.15 to the Disclosure Letter lists each individual who is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (a) the accelerated vesting of such Person’s Company Options or unvested Company Shares in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation or Acquiror before, upon or following the Merger, (b) any severance payments, bonus payments, change in control or transaction payments, or other benefits or payments in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation or Acquiror before, upon or following the Merger, and/or (c) the receipt of any Company Options or Company Common Stock within the twelve-month period ending on the date on which the Effective Time occurs, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (a), (b) and (c) to the extent the value thereof exceeds three times such Person’s base amount less one dollar determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 5.16.

5.16  Stockholder Approval.  The Company shall submit for the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options, and/or stock provided pursuant to agreements, contracts, or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (and which, to the extent applicable, are covered by a Parachute Payment Waiver), with such stockholder vote to be sought in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.  The Company shall provide Acquiror and its legal counsel with the opportunity to review, comment on, and approve (which approval shall not be unreasonably withheld or delayed) all aspects of any disclosure required to be provided to the Company Stockholders in accordance with section 280G(b)(5)(B) of the Code and shall forward such disclosure to Acquiror at least three (3) Business Days prior to its submission to the Company Stockholders.  The Company shall revise any such disclosure to incorporate all reasonable comments of Acquiror or its legal counsel, prior to the delivery of such disclosure to the Company Stockholders. The parties hereby agree to cooperate with each other in preparing any such disclosure.

5.17  Treatment of Company Employee Plans.  Prior to the Closing Date, the Company shall adopt resolutions to terminate each Company Employee Plan (unless Acquiror provides written notice to the Company at least five (5) Business Days prior to the Closing Date that a Company Employee Plan shall not be terminated).  Unless Acquiror provides any such written notice to the Company, the Company shall provide Acquiror with evidence that such Company Employee Plans have been terminated (such termination to be effective no later than the Closing Date or, in the case of a Company Employee Plan intended to be qualified under Section 401(a) of the Code, effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board.  The form and substance of such resolutions shall be subject to review and approval of Acquiror (which approval shall not be unreasonably withheld, conditioned or delayed).  The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Acquiror may reasonably require, including making such amendments to the Company Employee Plans as reasonably requested by Acquiror no later than five (5) Business Days prior to the Closing Date. The Company shall use its commercially reasonable efforts to effect or assist with the timely, accurate and efficient transfer of the Continuing Employees to the Acquiror Benefit Plans.  Subject to the approval of any applicable insurance carrier, Acquiror shall cause Acquiror Benefit Plans to waive all pre-existing condition limitations and waiting periods that otherwise might apply to such Continuing Employees and, subject to the Company or Continuing Employees providing documentation acceptable to Acquiror of the Continuing Employees’ co-payment, deductibles and out of pocket costs, cause Acquiror Benefit Plans to credit such Continuing Employees with all co-payments, deductibles and out-of-pocket costs incurred under analogous employee benefit plans and programs of the Company for the year in which the Closing Date occurs.  No provision of Sections 5.11, 5.14, 5.15 and this Section 5.16 shall be construed to create any right or accelerate entitlement to any compensation or benefit whatsoever on the part of any Continuing Employee or any other Person under any Company Employee Plan or Acquiror Benefit Plan or otherwise.  No provision of this Agreement shall constitute an amendment to any Company Employee Plan or Acquiror Benefit Plan.

5.18  Termination of Financing Statements.  During the Pre-Closing Period, the Company shall take all actions reasonably necessary to cause (a) each Person holding a security interest in any assets of the Company or any Company Subsidiary as of immediately prior to the Closing Date to execute and deliver all documentation required to terminate such security interest upon payment in full of the Indebtedness giving rise to such security interest, and (b) a UCC-2 or UCC-3 termination statement, as applicable, to be filed immediately after payment of the Indebtedness giving rise to the security interest underlying each filed but unexpired UCC-1 financing statement naming the Company or a Company Subsidiary as debtor.

5.19  The Closing Statement, Consideration Spreadsheet and Documents.  The Company shall prepare and deliver to Acquiror a draft, in good faith, of each of the Closing Statement and the Consideration Spreadsheet not later than three (3) Business Days prior to the Closing Date.  In addition, the Company shall prepare and deliver to Acquiror at or prior to the Closing the final Closing Statement and the Consideration Spreadsheet.  Without limiting the generality or effect of the foregoing or the provisions of Section 5.9, the Company shall provide to Acquiror, promptly after Acquiror’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.

5.20  Indemnification.

(a)  From and after the Effective Time, Acquiror will, and Acquiror will cause the Surviving Corporation and the Company Subsidiaries to, fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to the indemnification provisions under the Organizational Documents or Company Subsidiary Organizational Documents and under any indemnification agreements between the Company and any Company Subsidiary, on the one hand, and the directors, officers, employees or agents of the Company and the Company Subsidiaries, on the other hand, in each case as in effect on the Agreement Date (the Persons to be indemnified pursuant to the provisions referred to in this Section 5.20 shall be referred to as, collectively, the “Company Indemnified Parties”).  The Organizational Documents and the Subsidiary Organizational Documents of the Company and the Company Subsidiaries on the Agreement Date shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of any Company Indemnified Party.

(b)  From and after the Effective Time, Acquiror and the Surviving Corporation shall assume the existing indemnification agreements of the Company and the Company Subsidiaries for the benefit of the Persons indemnified thereunder.

(c)  The Company will cause to be put in place “tail” insurance policies with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope of at least as favorable as the Company’s existing policies (or in such amount and scope as may otherwise be approved by Acquiror in writing prior to the Closing) with respect to matters, acts or omissions existing or occurring or prior to the Closing (the “D&O Tail Policy”).

(d)  The obligations of Acquiror and the Surviving Corporation under this Section 5.20 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 5.20 applies without the written consent of each affected Company Indemnified Party.

(e)  The provisions of this Section 5.20 shall be in addition to any other rights available to the Company Indemnified Parties, shall survive the Effective Time and are expressly intended for the benefit of the Company Indemnified Parties.  Notwithstanding anything to the contrary in this Agreement, the Company Indemnified Parties are express third party beneficiaries of this Section 5.20.

5.21  Transfer Taxes.  Each of Acquiror, on the one hand, and the Company Holders, on the other hand, shall be responsible for the payment of 50% of any transfer, sales, use, documentary, stamp, registration, and other such Taxes and fees (including any penalties and interest) that arise by reason of the Merger and the other transactions contemplated by this Agreement (collectively, “Transfer Taxes”).  The party or parties responsible for the timely remittance of any such Transfer Taxes to the appropriate Tax Authority and filing any necessary Tax Returns or other documentation with respect to such Transfer Taxes will, at such party or parties’ expense, remit such Transfer Taxes and file such Tax Returns and other documentation.  To the extent Transfer Taxes are actually collected from Acquiror or the Company in excess of the amount of Transfer Taxes to be borne by Acquiror pursuant to this Section 5.21, the Company Holders agree to reduce the Total Merger Consideration by the amount of such excess Transfer Taxes, and, if no portion of the Total Merger Consideration is then due from Acquiror, the Company Holders’ Agent (on behalf of the Company Holders) shall remit to Acquiror an amount equal to such excess Transfer Taxes.  To the extent Transfer Taxes are actually collected from the Company Holders in excess of the amount of Transfer Taxes to be borne by the Company Holders pursuant to this Section 5.21, Acquiror shall remit to the Company Holders’ Agent an amount equal to such excess Transfer Taxes.

5.22  Tax Covenants.

(a)  Tax Returns.

(i)  The Company Holders’ Agent shall prepare or cause to be prepared all income Tax Returns of the Company and each Company Subsidiary for all Pre-Closing Tax Periods (the “Pre-Closing Income Tax Returns”).  The Pre-Closing Income Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements.  No later than thirty (30) days prior to the due date (including extensions) for filing any such Pre-Closing Income Tax Return, the Company Holders’ Agent shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Acquiror for its review and reasonable comment.  Acquiror will cause such Tax Return (as revised to incorporate Acquiror’s reasonable comments that are reasonably acceptable to the Company Holders’ Agent) to be timely filed and will provide a copy to the Company Holders’ Agent.

(ii)  Acquiror shall prepare or cause to be prepared all Tax Returns (other than any Pre-Closing Income Tax Returns) of the Company and each Company Subsidiary for all Pre-Closing Tax Periods and Straddle Periods, in each case, required to be filed after the Closing Date (the “Other Company Tax Returns”).  The Other Company Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements.  Reasonably in advance of filing, Acquiror shall deliver a copy of such Other Company Tax Return, together with all supporting documentation and workpapers, to the Company Holders’ Agent for its review and reasonable comment.  Acquiror will cause such Tax Return (as revised to incorporate the Shareholders’ Agent’s reasonable comments that are reasonably acceptable to Acquiror) to be timely filed and will provide a copy to the Company Holders’ Agent.

(b)  Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on and including the Closing Date will be:

(i)  in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible, or intangible), deemed equal to the amount that would be payable as computed on a “closing of the books” basis if the relevant Straddle Period of the Company or the applicable Company Subsidiary (and each partnership in which the Company or any Company Subsidiary is a partner) ended with (and included) the Closing Date; provided, that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the Straddle Period ending on and including the Closing Date and the remainder of such Straddle Period in proportion to the number of days in each period; and

(ii)  in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Company Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of calendar days in the entire Straddle Period.

(c)  Cooperation. The parties hereto will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes (each a “Tax Proceeding”) imposed on or with respect to the assets, operations, or activities of the Company or any Company Subsidiary. Such cooperation will include the retention and (upon the other party’s request) provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties hereto further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on Acquiror or the Company or any Company Subsidiary (including with respect to the transactions contemplated hereby).

(d)  Tax Proceedings.  Acquiror or its Affiliates shall provide the Company Holders’ Agent with notice of any Tax Proceeding that relates to Taxes for any Pre-Closing Tax Period or Straddle Period within twenty (20) days of the receipt of such notice.  Acquiror shall have the sole right to represent the interests of the Company in any such Tax Proceeding, to employ counsel of its choice, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided, however, that if any such Tax Proceeding could give rise to a claim for indemnification pursuant to Section 8.2 (as reasonably determined by Acquiror), (i) Acquiror shall inform the Company Holders’ Agent of the status of any such proceedings and shall provide Acquiror with copies of any pleadings, correspondence, and other documents as the Company Holders’ Agent may reasonably request, (ii) the Company Holders’ Agent shall be entitled to participate (at the Company Holders’ expense) in any such proceedings and (iii) Acquiror shall consult with and obtain the consent of the Company Holders’ Agent prior to the settlement of any such proceedings (such consent not to be unreasonably withheld, conditioned or delayed).

(e)  Tax Refunds. The Company Holders shall have the right to (A) any Tax refunds received by the Company for any Pre-Closing Tax Period (and not attributable to the carryback of any loss or other attribute from a Tax period (or portion of any Straddle Period) beginning on or after the Closing Date) or (B) any credits against Taxes in lieu of refunds described in clause (A). Acquiror shall pay such amounts to the Company Holders no later than twenty (20) days after the receipt by the Company of such Tax refunds (or use of such credit to reduce cash Taxes otherwise due), net of any out-of-pocket costs or expenses incurred by Acquiror in procuring such refund.

(f)  Post-Closing Actions.

(i)  Notwithstanding any provision of this Agreement to the contrary, Acquiror shall be entitled to control and take any actions it deems appropriate with respect to amending any previously filed Tax Returns for a Pre-Closing Tax Period, filing Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company has not historically filed Tax Returns, and initiating discussions or examinations with any Governmental Entity regarding Taxes with respect to any Pre-Closing Tax Period; provided that, Acquiror shall (A) allow the Company Holders’ Agent to participate in any such proceeding and (B) not settle or compromise of any such proceeding without the prior consent of the Company Holders’ Agent (such consent not to be unreasonably withheld, conditioned, or delayed).

(ii)  Neither Acquiror nor any of its Affiliates shall or shall cause the Company to (x) make or change any Tax elections that are effective for a Pre-Closing Tax Period or (y) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) to a period beginning (or deemed to begin) after the Closing Date, in the case of each of clauses (x) and (y), without the prior written consent of the Company Holders’ Agent (such consent not to be unreasonably withheld, conditioned or delayed).  In addition, Acquiror and its Affiliates shall not make and shall not cause the Company to make an election pursuant to Sections 338 or 336(e) of the Code with respect to the Merger.

Article VI

Conditions to the Merger

6.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)  Company Stockholder Approval.  This Agreement and the Merger shall have been duly and validly adopted by the Company Stockholders in accordance with the DGCL, all other applicable Legal Requirements, and the Organizational Documents, each as in effect on the date of such adoption.

(b)  Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced, or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c)  Governmental Approvals.  Acquiror, Merger Sub and the Company shall have timely obtained from each Governmental Entity all Approvals with respect to Legal Requirements relating to antitrust matters, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby.

6.2  Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

(a)  Representations, Warranties and Covenants.  Each of the representations and warranties made by Acquiror and Merger Sub in this Agreement and in the Acquiror Closing Certificate (i) shall have been accurate in all material respects as of the Agreement Date, and (ii) shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except in the case of clause (ii) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate in all material respects as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to clauses (i) and (ii), all “Material Adverse Effect” qualifications and all other materiality qualifications contained in such representations and warranties shall be disregarded).  Acquiror shall have performed and complied in all material respects with all covenants and agreements required to be performed and complied with by Acquiror pursuant to this Agreement at or prior to the Closing.

(b)  Receipt of Closing Deliveries.  The Company and the other specified recipients shall have received each of the payments, agreements, instruments and other documents set forth in Section 1.4(a).

6.3  Additional Conditions to the Obligations of Acquiror.  The obligations of Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in writing in its sole discretion without notice or Liability to any Person):

(a)  Representations, Warranties and Covenants.  Each of the representations and warranties made by the Company in this Agreement and the Company Closing Certificate and the Company Holders in the Sellers’ Agreement (i) shall have been accurate in all material respects as of the Agreement Date, and (ii) shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except in the case of clause (ii) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate in all material respects as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to clauses (i) and (ii), all “Material Adverse Effect” qualifications and all other materiality qualifications contained in such representations and warranties shall be disregarded).  The Company shall have performed and complied in all material respects with all covenants and agreements, required to be performed and complied with by the Company pursuant to this Agreement at or prior to the Closing.

(b)  Receipt of Closing Deliveries.  Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b); provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the amounts set forth on the Company Closing Statement or the Consideration Spreadsheet or any of the other agreements, instruments or documents set forth in Section 1.4(b) is accurate and shall not diminish Acquiror’s remedies hereunder if any of the foregoing documents is not accurate.

(c)  Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting in any material respect Acquiror’s ownership, conduct or operation of the businesses of the Company or any Company Subsidiary, following the Closing shall be in effect.  There shall not be pending or threatened any Proceeding (i) commenced by any Governmental Entity, or (ii) commenced by any Person where such Person has a reasonable likelihood of succeeding on the merits, in either case seeking (A) any of the foregoing, or (B) material damages in connection with the Merger or the other transactions contemplated hereby.

(d)  No Material Adverse Effect.  There shall not have occurred a Material Adverse Effect with respect to the Company.

(e)  No Outstanding Securities.  There shall be no outstanding securities, warrants, options, commitments, or agreements to issue securities of the Company immediately prior to the Closing Date that will remain outstanding following the Closing Date (other than those held by Acquiror) and that purport to obligate the Company to issue any shares of Company Capital Stock or any other securities under any circumstances following the Closing.

(f)  Employees.  Each employee set forth on Schedule 6.3(f) to the Disclosure Letter shall have remained continuously employed with the Company or a Company Subsidiary, as applicable, from the Agreement Date through the Closing and shall have signed an Offer Letter and Employee Confidentiality Agreement, and no action shall have been taken by any such individual to rescind any such document.

(g)  Non-Competition Agreements.  Each Company Holder set forth on Schedule 6.3(g)-1 to the Disclosure Letter shall have executed a Non-Competition Agreement, and no action shall have been taken by any such Company Holder to rescind such any such Non-Competition Agreement.

(h)  Section 280G Stockholder Approval.  Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of stockholders of the Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.

(i)  Net Working Capital.  The absolute value of the difference between the Net Working Capital as of the close of business on the day immediately prior to the Closing Date and the Net Working Capital Minimum shall be less than or equal to $25,000.

Article VII

Termination, Amendment and Waiver

7.1  Termination.  At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder Approval:

(a)  by mutual written consent duly authorized by the Company and Acquiror;

(b)  by either Acquiror or the Company, upon written notice to the other Person, if the Closing shall not have occurred on or before 11:59 p.m. Central Time on January 31, 2020 or such other date that Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under Section 7.1(b) shall not be available to any party whose breach (or whose Affiliate’s breach) of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)  by either Acquiror or the Company, upon written notice to the other Person, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(d)  by Acquiror, upon written notice to the Company and the Company Holders’ Agent, if:  (i) except as set forth below in clause (ii), the Company shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Company from Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) the Company shall have breached Section 5.2, or (iii) there shall have been a Material Adverse Effect with respect to the Company;

(e)  by the Company, upon written notice to Acquiror, if Acquiror shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by Acquiror from the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied; or

(f)  by Acquiror, upon written notice to the Company, if evidence of the obtaining of the Company Stockholder Approval in accordance with the DGCL and the Organizational Documents is not delivered to Acquiror within twenty-four (24) hours of the execution of this Agreement.

7.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub, the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Section 5.3 (Public Disclosure), Section 5.14 (Confidentiality), Article IX (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability in connection with any willful and material breach of such party’s representations, warranties, covenants or agreements contained herein.

7.3  Amendment.  Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time before or after the Company Stockholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such Company Stockholder Approval, no amendment shall be made which by law requires further approval by the Company Stockholders without such further Company Stockholder Approval).  To the extent permitted by applicable Legal Requirements, Acquiror and the Company Holders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Company Holders’ Agent.

7.4  Extension; Waiver.  At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  At any time after the Closing, the Company Holders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto or the Company Holders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Article VIII

Holdback Amount and Indemnification

8.1  Survival of Representations, Warranties, Covenants and Agreements.  Each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties hereto contained in this Agreement and in any certificate delivered by any other party hereto at the Closing without regard to investigation or knowledge (except as set forth in the Disclosure Letter).  If the Merger is consummated, subject to the terms, conditions and limitations of this Article VIII, all of the representations and warranties of the Company contained in this Agreement and the Company Closing Certificate shall survive the Closing and remain in full force and effect until the date that is the twenty-four (24) month anniversary of the Closing Date (and shall have no further force or effect thereafter and any related rights to indemnification in this Article VIII shall terminate) (the “Holdback Period”); provided, however, that the representations and warranties of the Company contained in Section 2.1 (Organization, Standing and Power), Section 2.4 (Authority and Enforceability), Section 2.5 (Non-Contravention) (other than clause (ii) of Section 2.5(b)), Section 2.6 (Consents; Approvals; Permits), Section 2.8 (Capital Structure), Section 2.19 (Taxes), Section 2.28 (Finders’ Fees; Transaction Expenses), and in the Company Closing Certificate regarding any matter set forth in such sections of this Agreement pursuant to any provision of this Agreement (the “Fundamental Representations”), will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement (except as set forth in the Disclosure Letter), until the expiration of the applicable statute of limitations plus a period of thirty (30) days, or if no statute of limitations is applicable, for ten (10) years (and shall have no further force or effect thereafter and any related rights to indemnification in this Article VIII shall terminate); provided, further, that the representations and warranties set forth in Section 2.17 (Intellectual Property) (the “IP Representations”), will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement (except as set forth in the Disclosure Letter), until the date that is the thirty-six (36) month anniversary of the Closing Date (and shall have no further force or effect thereafter and any related rights to indemnification in this Article VIII shall terminate). No right to indemnification pursuant to Article VIII in respect of any claim that is set forth in an Officer’s Certificate delivered to the Company Holders’ Agent in good faith prior to the expiration of the Holdback Period or applicable survival period hereunder, as appropriate, shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Damages arising out of any fraud by the Company. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing.  If the

Merger is consummated, subject to the terms, conditions and limitations of this Article VIII, all other covenants and agreements of the parties (including the covenants and agreements set forth in Article IV and Article V and the matters specified in Section 8.2(a)(iv)-(xiv)) shall survive until the tenth anniversary of the Closing or for the period explicitly specified therein (and shall have no further force or effect thereafter and any related rights to indemnification in this Article VIII shall terminate); provided, however, that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant or agreement shall be affected by the expiration of such covenant; provided, further, that the Indemnified Persons’ right to indemnification for Company Holder Taxes will remain operative and in full force and effect until the expiration of the applicable statute of limitations plus a period of thirty (30) days (and shall have no further force or effect thereafter and any related rights to indemnification in this Article VIII shall terminate).

8.2  Indemnification.

(a)  Subject to the terms, conditions and limitations of this Article VIII, from and after the Effective Time, each Indemnifying Person, severally and not jointly, pro rata in accordance with such Indemnifying Person’s Pro Rata Share, shall indemnify, defend, and hold harmless the Indemnified Persons from, against and in respect of, and shall pay and reimburse the Indemnified Persons for the amount of, any and all Damages directly or indirectly, whether or not due to a third party claim, incurred or sustained by or imposed upon the Indemnified Persons arising out of, based upon, incurred in, related to, resulting from or with respect to or by reason of any of the following:

(i)  any failure of any representation or warranty made by the Company in this Agreement to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Agreement Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii)  any pre-Closing breach of the covenants or agreements made by the Company in this Agreement;

(iii)  any failure of any representation or warranty made by the Company in the Company Closing Certificate to be true and correct as of the date such certificate is delivered to Acquiror;

(iv)  any matter set forth on Schedule 2.14 to the Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 2.14 (Litigation);

(v)  any inaccuracies in the Closing Statement or the Consideration Spreadsheet;

(vi)  any and all Company Holder Taxes;

(vii)  any Indemnifiable Transaction Expenses;

(viii)  any amount by which actual Net Working Capital is less than the Net Working Capital Minimum;

(ix)  any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.9 upon the exchange of such Dissenting Shares;

(x)  any claims relating to the payments to Company Holders made in connection with the allocation of the Total Merger Consideration, including those amounts set forth in the Consideration Spreadsheet prepared by the Company and delivered to Acquiror pursuant to this Agreement;

(xi)  the fraud of the Company in connection with any representation, warranty, covenant or agreement made in this Agreement by the Company or the fraud of such Company Holder;

(xii)  any claims by any Company Holder relating to the appointment by the Company Holders of the Company Holders’ Agent, any dispute regarding the authority of the Company Holders’ Agent to bind or represent any Company Holder as provided in Section 8.7 or the exercise of the authority of the Company Holders’ Agent;

(xiii)  any Company Debt either (A) not included on the Closing Statement and paid by Acquiror at Closing or (B) not paid by the Company prior to the Closing Date (with such payment being reflected as a reduction in Company Cash in the Closing or other assets in the Net Working Capital calculation); and

(xiv)  any matter set forth on Schedule 8.2(a) to the Disclosure Letter.

(b)  The indemnification provided for in Section 8.2(a) shall be subject to each of the following principles or qualifications:

(i)  No claim for the recovery of Damages pursuant to Section 8.2(a) may be asserted by any Indemnified Person against the Holdback Fund after the expiration of the Holdback Period; provided, however, that claims first asserted in good faith with reasonable specificity in writing prior to such expiration in an Officer’s Certificate shall survive the expiration of the Holdback Period.

(ii)  In respect of any claim for indemnification pursuant to Sections 8.2(a)(i) and 8.2(a)(iii) (other than claims based upon a breach of or inaccuracy in any of the Fundamental Representations), the Indemnifying Persons shall not be required to indemnify any Indemnified Person unless and until Damages have been incurred, paid or properly accrued in an aggregate amount greater than $100,000 (the “Basket”). Once the Basket has been exceeded, the Indemnified Persons shall be entitled to recover for all indemnifiable Damages under Sections 8.2(a)(i) and 8.2(a)(iii) reverting back to the first dollar, subject to the other limitations set forth herein.

(iii)  In respect of any claim for indemnification pursuant to Sections 8.2(a)(i) and 8.2(a)(iii) (other than claims based upon a breach of or inaccuracy in any of the Fundamental Representations), the Indemnifying Persons shall not be required to indemnify any Indemnified Person unless and until Damages for such breach exceeds $5,000 (the “Minimum Claim”) (it being understood and agreed that if a common or similar set of occurrences, events or sets of facts results in Damages, such Damages shall be aggregated for purposes of determining if the Minimum Claim has been satisfied); provided, that the Minimum Claim limitation shall be disregarded in the event that the Indemnified Persons suffer aggregate Damages in excess of $100,000 that are otherwise not recoverable by reason of the Minimum Claim limitation.

(iv)  In respect of any claim for indemnification pursuant Sections 8.2(a)(i) and 8.2(a)(iii) (other than claims based upon a breach of or inaccuracy in any of the Fundamental Representations or the IP Representations), the aggregate liability of the Indemnifying Persons for such claims shall not exceed the Holdback Amount.

(v)  Subject to Section 8.2(b)(vii), in respect of any other claim or claims for indemnification pursuant to this Agreement (except for those covered by Section 8.2(b)(iii)), the Indemnifying Persons will be liable on a several and not joint basis, and in accordance with their Pro Rata Share, up to the aggregate amount of Total Merger Consideration actually received by such Indemnifying Person.

(vi)  Subject to Section 8.2(b)(vii), in no event shall any Indemnifying Person be liable under this Agreement, including all recoveries pursuant to any and all claims under this Agreement, in the aggregate, for amounts in excess of the consideration actually received by such Indemnifying Person pursuant to this Agreement.

(vii)  Notwithstanding anything to the contrary contained herein, nothing in this Agreement will prevent an Indemnified Person from instituting an action or pursuing any other remedy against an Indemnifying Person for any fraud by such Indemnifying Person, or limit the aggregate amount which such Indemnified Person may recover in the case of any such fraud by such Indemnifying Person.

(viii)  The amount of any Damages that are subject to indemnification under this Article VIII shall be calculated net of the amount of any insurance proceeds actually received by the Indemnified Persons in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages, net of all deductibles, co-payments, retro-premium obligations and premium increases attributable thereto and all costs of collection of any such proceeds.

(ix)  Qualifications as to (A) materiality using the term “material” (or any variation thereof) or Material Adverse Effect in any representation or warranty or (B) knowledge using the term “to the Knowledge of the Company” (or any variation thereof) in any representation or warranty in Section 2.17 only (other than with respect to Section 2.17(f)), shall be disregarded both for purposes of determining whether a breach of such representation or warranty (or failure of any representation or warranty to be true and correct) exists and determining the amount of any Damages with respect to such breach or failure to be true and correct.

(x)  Without limiting the generality of the foregoing, the right to indemnification based on any representations, warranties, covenants, or agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

(xi)  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(xii)  All Damages in respect of any claim for indemnification pursuant to Sections 8.2(a)(i) and 8.2(a)(iii) (other than those arising out of the Fundamental Representations or the IP Representations) shall be paid, first, out of the Holdback Amount, and second, by the Indemnifying Persons, severally and not jointly, pro rata in accordance with such Indemnifying Person’s Pro Rata Share.

(xiii)  Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall have any right to indemnification under this Article VIII with respect to any Damages to the extent such Damages are duplicative of Damages that have previously been recovered (including, without limitation, amounts taken into account in the calculation of the Total Merger Consideration or Net Working Capital).

(xiv)  For purposes of this Agreement and the transactions contemplated hereby, Acquiror, Merger Sub, the Surviving Corporation and the Company acknowledge and agree (i) that they are not entitled to rely on any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement and the Disclosure Letter and (ii) that in connection with the transactions set forth herein, Acquiror and Merger Sub have received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the Company and the Company Subsidiaries and no representation or warranty is being made by or on behalf of the Company with respect to such matters; provided, that the parties to this Agreement agree and acknowledge that the preceding representation shall not be deemed to limit the liability of any Person for, or disclaim any reliance by Acquiror and Merger Sub with respect to, any fraud.

(xv)  Subject to Section 8.2(b)(vii), indemnification pursuant to Section 8.2 shall be the sole and exclusive remedy for monetary damages by the Indemnified Persons for all matters for which indemnification may be brought under this Agreement, including, without limitation, any breach or inaccuracy of any of the representations, warranties, covenants and agreements contained in this Agreement.

8.3  Holdback Fund.

(a)  Acquiror shall retain the Holdback Amount for the purpose of securing the indemnification obligations set forth in this Article VIII (the “Holdback Fund”).  Except as specifically provided in this Agreement, no interest shall accrue or be due and owing to any Company Holder in any respect in connection with the Holdback Fund.

(b)  Within three (3) Business Days following the twelve-month anniversary of the Closing Date (the “First Release Date”), Acquiror shall pay and distribute from the Holdback Fund by wire transfer of immediately available funds to the Paying Agent for further payment to (i) the Company Stockholders and Company Noteholders and (ii) the Surviving Corporation for further payment to the Company Optionholders (in each case, in accordance with their respective Pro Rata Holdback Shares) an amount equal to $1,000,000 less (i) any amounts which have been retained from the Holdback Fund prior to such date and (ii) the aggregate amount of any pending, potential claim, or other claim for which any Indemnified Person shall have made a claim pursuant to the procedures set forth in Section 8.4, and for which recovery shall not have been satisfied from the Holdback Fund (the “Outstanding Holdback Claims”).

(c)  Within three (3) Business Days following the twenty-four month anniversary of the Closing Date (the “Second Release Date”), Acquiror shall pay and distribute, by wire transfer of immediately available funds to the Paying Agent for further payment to (i) the Company Stockholder and Company Noteholders and (ii) the Surviving Corporation for further payment to the Company Optionholders (in each case, in accordance with their respective Pro Rata Holdback Shares) an amount equal to all funds then remaining in the Holdback Fund, less the aggregate amount of any Outstanding Holdback Claims. As soon as any Outstanding Holdback Claim that is unresolved as of the Second Release Date is resolved pursuant to the procedures set forth in this Article VIII and the appropriate amount of funds from the Holdback Fund are delivered to the Indemnified Person in respect of such resolved Outstanding Holdback Claim, Acquiror shall pay and distribute by wire transfer to the Paying Agent for further payment to (i) the Company Stockholder and Company Noteholders and (ii) the Surviving Corporation for further payment to the Company Optionholders (in each case, in accordance with their respective Pro Rata Holdback Shares) the remaining funds held in the Holdback Fund, if any, less any unresolved Outstanding Holdback Claims.

8.4  Claims.

(a)  If Acquiror determines that any Indemnified Person has a claim for indemnification pursuant to this Article VIII, Acquiror may deliver to the Company Holders’ Agent a certificate signed by any officer of Acquiror (any certificate delivered in accordance with the provisions of this Section 8.4(a) (an “Officer’s Certificate”)):

(i)  stating that an Indemnified Person has a claim for indemnification pursuant to this Article VIII;

(ii)  stating the amount of such Damages (which, in the case of Damages not yet incurred, paid, reserved, or accrued, may be the maximum amount reasonably anticipated by Acquiror in good faith to be incurred, paid, reserved, or accrued); and

(iii)  specifying in reasonable detail (based upon the information then possessed by Acquiror) the material facts known to the Indemnified Person giving rise to such claim.

(b)  No delay in providing such Officer’s Certificate within the applicable survival period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Company Holders’ Agent or the Company Holders are materially prejudiced thereby.

(c)  If, within thirty (30) days after the date on which Acquiror delivers an Officer’s Certificate, the Company Holders’ Agent shall not have given written notice to Acquiror setting forth in detail any objection of the Company Holders’ Agent to such claim, then such claim for indemnification and the amount of Damages in such Officer’s Certificate will be deemed admitted by the Company Holders, and the Company Holders will indemnify the applicable Indemnified Person for such Damages pursuant to the terms, conditions and limitations of this Article VIII.

(d)  After the expiration of the applicable period in Section 8.4(c), then (i) with respect to any claim for indemnification pursuant to Sections 8.2(a)(i) or 8.2(a)(iii) (with the exception of claims based upon a breach of or inaccuracy in any of the Fundamental Representations or the IP Representations), Acquiror shall recover the amount of such Damages from, and only from, the Holdback Fund and (ii) with respect to all other claims for indemnification pursuant to this Article VIII, (A) Acquiror (at Acquiror’s sole option and discretion) shall either retain all or a portion of such Damages from the Holdback Fund or (B) the Company Holders shall pay all or a portion of such Damages in immediately available funds within five (5) Business Days of Acquiror’s request. No such retention or demand of payment shall be made if and to the extent the Company Holders’ Agent has raised bona fide good faith objections in a written statement to any claim or claims made in the Officer’s Certificate, and such written statement shall have been delivered to Acquiror prior to the expiration of such applicable period.

8.5  Resolution of Objections to Claims.

(a)  If the Company Holders’ Agent raises bona fide good faith objections in writing to any claim or claims by Acquiror made in any Officer’s Certificate within such 30-day period, Acquiror and the Company Holders’ Agent shall attempt in good faith for forty-five (45) days after Acquiror’s receipt of such written objection to resolve such objection.  If Acquiror and the Company Holders’ Agent shall so agree, (i) Acquiror shall retain all or a portion of such Damages from the Holdback Fund and/or (ii) the Company Holders shall pay all or a portion of such Damages in immediately available funds within five (5) Business Days of Acquiror’s request.

(b)  If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquiror or the Company Holders’ Agent may bring suit in the Delaware Court of Chancery, New Castle County, or to the extent such court declines jurisdiction, first to any federal court, and second to any state court, each located in the Count of Wilmington, State of Delaware to resolve the matter.

(c)  Judgment upon any award rendered by a trial court of competent jurisdiction may be entered in any court having jurisdiction.  For purposes of this Section 8.5(c), in any suit hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the non‑prevailing party unless the applicable court awards Acquiror at least one‑half of the amount in dispute, in which case the Company Holders shall be deemed to be the non‑prevailing party.  The non‑prevailing party to a suit shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

8.6  Defense of Third-Party Claims.

(a)  With respect to any Proceeding brought by, or the discovery of Liability accruing in favor of, a third party against Acquiror or another Indemnified Person that is based on, arises out of, or relates to subject matter that, if determined adversely to Acquiror or such other Indemnified Person (regardless of the eventual outcome of such Action), could result in a claim for indemnification under this Agreement (in each case, a “Third Party Claim”), Acquiror shall notify the Company Holders’ Agent in writing of any Third Party Claim, describing in reasonable detail the basis for such Third Party Claim and the amount of the claimed Damages in an Officer’s Certificate (to the extent then known). Within thirty (30) days after receipt of notice from Acquiror with respect to a Third Party Claim, the Company Holders’ Agent may assume the defense of such matter; provided, however, that (i) the Company Holders’ Agent shall retain counsel reasonably acceptable to Acquiror, (ii) Acquiror may participate in the defense of such claim, at its own expense, with co-counsel of its choice to the extent that Acquiror believes, in its sole discretion, that such matter shall affect its ongoing business, and (iii) the Company Holders’ Agent may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Person from all liability and obligations with respect thereto without any obligation on the part of the Indemnified Person.  If, within such thirty (30) day period, the Company Holders’ Agent does not assume the defense of such matter, the Indemnified Person may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the consent of the Indemnifying Person (provided that the amount of such settlement shall not be determinative of the amount of Damages that the Indemnified Person may be entitled to hereunder as a result of such Third Party Claim).

(b)  The parties hereto shall cooperate in the defense of any Third-Party Claim, regardless of whether the investigation, defense and settlement of such Third-Party Claim is being conducted by the Indemnified Persons or the Company Holders.  If the Company Holders elect to control the investigation, defense or settlement of a Third-Party Claim in accordance with this Section 8.6(b), Acquiror shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim and the Company Holders’ Agent shall provide Acquiror the opportunity to consult with and participate in, but not determine, control or conduct, the defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim, all at the sole expense of Acquiror.  If the Company Holders do not elect to defend a Third-Party Claim in accordance with Section 8.6(a), Company Holders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim and the Indemnified Person shall provide the Company Holders’ Agent the opportunity to consult with and participate in, but not to determine or conduct, the defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim, all at the sole expense of the Company Holders’ Agent.

(c)  Notwithstanding the foregoing, the conduct of any Tax Proceeding with respect to the Company shall be governed by Section 5.22(d), rather than this Section 8.6.

8.7  Company Holders’ Agent.

(a)  At the Closing, Aspect Ventures II, L.P. shall be constituted and appointed as the Company Holders’ Agent.  Aspect Ventures II, L.P. hereby accepts its appointment as the Company Holders’ Agent.  For purposes of this Agreement, the term “Company Holders’ Agent” means the agent for and on behalf of the Company Holders to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions contemplated by this Agreement and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Company Holders individually); (ii) authorize deliveries to Acquiror to retain cash from the Holdback Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 8.4; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) consent or agree to any amendment to this Agreement; and (vi) take all actions necessary or appropriate in the judgment of the Company Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  The Person serving as the Company Holders’ Agent may be replaced from time to time by the Company Holders holding of a majority of the aggregate Pro Rata Shares upon not less than ten (10) days’ prior written notice to Acquiror.  No bond shall be required of the Company Holders’ Agent, and the Company Holders’ Agent shall receive no compensation for its services.

(b)  The Company Holders’ Agent shall not be liable to any former Company Holder for any act done or omitted hereunder as the Company Holders’ Agent without gross negligence, willful misconduct, or bad faith (and any act done or omitted pursuant to the bona fide good faith advice of counsel shall be conclusive evidence of good faith). To the fullest extent permitted by applicable Legal Requirements, the Company Holders shall severally indemnify the Company Holders’ Agent and hold it harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Company Holders’ Agent and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Company Holders’ Agent.  If not paid directly to the Company Holders’ Agent by the Company Holders, such losses, liabilities or expenses may be recovered by the Company Holders’ Agent from the Holdback Fund otherwise distributable to the Company Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the expiration of the Holdback Period, pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Company Holders according to their respective Pro Rata Shares.

(c)  Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Company Holders’ Agent that is within the scope of the Company Holders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Holders and shall be final, binding and conclusive upon each such Company Holder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Holder.

(d)  In connection with the performance of its obligations hereunder, the Company Holders’ Agent shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company Holders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Company Holders’ Agent may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

(e)  All of the immunities and powers granted to the Company Holders’ Agent under this Agreement shall survive the Closing and/or any termination of this Agreement.  The grant of authority provided for in this Section 8.7 (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Company Holder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Company Holder of the whole or any fraction of his, her or its interest in the Holdback Fund.

8.8  Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Article VIII shall be treated by the parties as adjustments to the Total Merger Consideration, including for U.S. federal and applicable state income Tax purposes, unless otherwise required by applicable Legal Requirements.

Article IX

General Provisions

9.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

if to Acquiror, Merger Sub, or, following the Closing, the Surviving Corporation, to:

SailPoint Technologies, Inc.
11120 Four Points Drive, Suite 100
Austin, Texas 78726
Attention: General Counsel
E-mail: chris.schmitt@sailpoint.com
Telephone No.: (512) 346-2000

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
2801 Via Fortuna, Suite 100
Austin, TX 78746
Attention: Wes Jones
E-mail: wjones@velaw.com
Telephone No.: (512) 542-8703

if to the Company prior to the Closing, to:

Orkus, Inc.
1731 Technology Drive, Suite 690
San Jose, California 95110
Attention: Manish Kalia

E-mail:  manish@orkus.com
Telephone No.: (650) 861-0071

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention:  Brian Covotta
E-mail:  bcovotta@omm.com
Telephone No.:  (650) 473-2649

if to the Company Holders’ Agent, to:

Aspect Ventures II, L.P.
471 Emerson Street
Palo Alto, CA 94301
Attention: Mark Kraynak
E-mail: mark@aspectventures.com
Telephone No.: (650) 847-1009

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention:  Brian Covotta
E-mail:  bcovotta@omm.com
Telephone No.:  (650) 473-2649

9.2  Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” unless the context of this Agreement otherwise requires.  The words “shall” and “will” are used interchangeably and have the same meaning.  Any undefined accounting term shall have the meaning assigned to it pursuant to GAAP.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder,” and derivative or similar words refer to this entire Agreement.  If a word or phrase is defined, its other grammatical forms have a corresponding meaning.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  A defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined.  All references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight

Savings Time, as applicable, on the date in question.  The word “or” shall have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise.  Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

9.3  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.  Delivery of a copy of this Agreement bearing an original or electronic signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing an original signature.  Slight variations in the form of signature page counterpart executed by any party hereto (including different footnotes or document numbers) shall be considered immaterial and shall not invalidate any such counterpart signature.

9.4  Incorporation of Disclosure Letter and Other Schedules.  The Disclosure Letter and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. If there is any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.5  Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, and the Schedules, including the Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof (including that certain Summary of Terms, dated July 24, 2019), except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit Indemnified Persons and Section 5.20 is intended to benefit Indemnified Company Parties), and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

9.6  Assignment.  Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly-owned subsidiary of Acquiror without the prior consent of the Company or Company Holders’ Agent; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.7  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.

9.8  Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.9  No Waiver Relating to Claims for Fraud.  The liability of any party hereto under Article VIII will be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on the fraud of such Person.  None of the provisions set forth in this Agreement, except for Section 8.2(b)(vi) (as limited by Section 8.2(b)(vii)), will be deemed a waiver by any party hereto to this Agreement of any right or remedy that such party may have at law or equity with respect to a claim for fraud, nor will any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse that any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties hereto further acknowledge and agree that none of the provisions of this Section 9.9, nor any reference to this Section 9.9 throughout this Agreement, will be deemed a waiver of any defenses that may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages.

9.10  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the federal district court of the United States of America located within the City of Wilmington in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.4(c)), and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such Court of Chancery in the State of Delaware or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.  With respect to any particular Proceeding, venue shall lie solely in the City of Wilmington, Delaware.

9.11  Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Schedule attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.12  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.13  Protected Communication.  The parties to this Agreement agree that, immediately prior to the Effective Time, without the need for any further action (a) all right, title and interest of the Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Company Holders’ Agent and its successors in interest, and (b) any and all protections from disclosure, including, but not limited to, attorney client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company shall thereupon be vested exclusively in the Company Holders’ Agent and its successors in interest and shall be exercised or waived solely as directed by the Company Holders’ Agent or its successors in interest.  None of the Company, Acquiror, or any Person acting on any of their behalf shall, without the prior written consent of the Company Holders’ Agent or its successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement or any of the transactions contemplated herein; provided, however, the foregoing shall neither prohibit (i) Acquiror or the Company from seeking proper discovery of such documents nor (ii) the Company Holders’ Agent or its successors in interest from asserting that such documents are not discoverable to the extent that applicable attorney client privileges and work product protections have attached thereto.  The Company Holders’ Agent and its successors in interest shall have the right at any time prior to the Closing to remove, erase, delete, disable, copy or otherwise deal with any Protected Communications in whatever way they desire, and the Company and Acquiror shall provide reasonable assistance at the expense and request of the Company Holders’ Agent or its successors in interest in order to give full force and effect to the rights of the Company Holders’ Agent and its successors in interest pursuant to this Section 9.13. Notwithstanding any provision of this Agreement to the contrary, the attorney-client privilege, attorney work product protection and expectation of client confidence involving general business matters of the Company (but not, for the avoidance of doubt, to the extent relating to any Protected Communication or the negotiation, documentation and consummation of the transactions contemplated by this Agreement) and arising prior to the Closing are for the sole benefit of the Company, and Acquiror shall, from and after the Effective Time, hold and control all such attorney-client privilege, attorney work product protection and expectation of client confidence.

9.14  Time.  Time is of the essence in the performance of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Acquiror, Merger Sub, the Company Holders’ Agent and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Acquiror

SAILPOINT TECHNOLOGIES, INC.

By:	/s/ Mark McClain
Name:	Mark McClain
Title:	Chief Executive Officer

Merger Sub

WHALER MERGER SUB, INC.

By:	/s/ Mark McClain
Name:	Mark McClain
Title:	Chief Executive Officer

Signature Page to

Agreement and Plan of Merger

Company

ORKUS, INC.

By:	/s/ Manish Kalia
Name:	Manish Kalia
Title:	Chief Executive Officer

Signature Page to

Agreement and Plan of Merger

Company Holders’ Agent

ASPECT VENTURES II, L.P., as to Sections 1.4, 5.4, 5.21, 5.22, 7.3 and 7.4 and Articles VIII and IX only

By:	Aspect Ventures Management II, LLC

By:	/s/ Theresia Gouw
Name:	Theresia Gouw
Title:	Managing Member

Signature Page to

Agreement and Plan of Merger

Exhibit A

DEFINED TERMS

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Benefit Plans” has the meaning set forth in Section 5.11(b).

“Acquiror Closing Certificate” has the meaning set forth in Section 1.4(a)(v).

“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror or an Affiliate of Acquiror), or any public announcement of intention to enter into any such agreement (or of intention to make) any offer, proposal or bona fide indication of interest, relating to, or that contemplates:  (a) any acquisition or purchase from the Company, or from the stockholders of the Company, by any Person or Group of more than a 10% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (b) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions; or (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property.

“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, provided that neither the Company nor any Company Subsidiary shall be considered an Affiliate of any Person constituting a portfolio investment of any of the Company Stockholders.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Amount” means the amount represented by the aggregate exercise prices of all Company Options outstanding immediately prior to the Effective Time (other than any Company Options that are cancelled without consideration pursuant to Section 1.9(a)(ii)).

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Approval” has the meaning set forth in Section 2.6(a).

“Balance Sheet” has the meaning set forth in Section 2.10(j).

“Balance Sheet Date” has the meaning set forth in Section 2.10(j).

“Basket” has the meaning set forth in Section 8.2(b)(ii).

“Business Day” means a day (a) other than Saturday or Sunday, and (b) on which commercial banks are open for business in the State of Texas.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” has the meaning set forth in Section 1.11(a).

“Class F Stock” means the Class F Stock, par value of $0.00001 per share, of the Company.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Statement” has the meaning set forth in Section 1.4(b)(x).

“COBRA” has the meaning set forth in Section 2.20(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Authorizations” has the meaning set forth in Section 2.6(b).

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock, the Class F Stock, and the Company Preferred Stock.

“Company Cash” means, as of a particular time of determination, cash of the Company and the Company Subsidiaries (but not including cash deposited as collateral for letters of credit, customer or employee deposits, or other restricted cash) and cash equivalents reflected on the general ledger of the Company and the Company Subsidiaries, net of any bank overdrafts, and as adjusted for any deposits in transit, any outstanding checks and/or ACH and other proper reconciling items, all as determined in accordance with GAAP.

“Company Closing Certificate” has the meaning set forth in Section 1.4(b)(i).

“Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

“Company Debt” has the meaning set forth in Section 2.9(e).

“Company Employee Plans” has the meaning set forth in Section 2.20(a).

“Company Holder Taxes” means any and all Taxes (a) imposed on the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is otherwise liable (i) for any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date (as determined in accordance with Section 5.22(b)) and (ii) to the extent any such Taxes arise as a result of prepaid amounts that are (x) received by the Company or any Company Subsidiary prior to the Closing or (y) taken into account as an asset in the determination of Net Working Capital; (b) of any Consolidated Group (or any member thereof, other than the Company or any Company Subsidiary) of which the Company or any Company Subsidiary (or any predecessor of the Company or any Company Subsidiary) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar state, local or non-U.S. Legal Requirements; (c) of any other Person for which the Company or any Company Subsidiary is or has been liable as a transferee or successor, by contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing; (d) that are Taxes due from any Company Holder; (e) that are Transfer Taxes for which the Company Holders are responsible pursuant to Section 5.21; or (f) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments made to the Company Holders pursuant to, or as a result of the Merger or the transactions contemplated hereby; provided, that no such Tax will constitute a Company Holder Tax to the extent such Tax was included as a current liability in the determination of Net Working Capital.

“Company Holders” means the Company Stockholders (other than a holder solely of shares of Company Capital Stock which constitute and remain Dissenting Shares), the Company Optionholders, and the Company Noteholders, collectively, in each case as of immediately prior to the Effective Time.

“Company Holders’ Agent” has the meaning set forth in the Preamble.

“Company Indemnified Parties” has the meaning set forth in Section 5.20(a).

“Company Intellectual Property Embodiment” means an Intellectual Property Embodiment owned by the Company.

“Company Intellectual Property Right” means an Intellectual Property Right owned by the Company, including any Intellectual Property Right in and to Company Proprietary Software.

“Company Notes” means the convertible promissory notes of the Company set forth on Schedule 2.8(c)-3 to the Disclosure Letter.

“Company Noteholders” means the holders of Company Notes.

“Company Option Plans” means the Orkus, Inc. Stock Incentive Plan and any other equity incentive plan of the Company.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock, whether under any of the Company Option Plans or otherwise.

“Company Per Share Amount” means the quotient obtained by dividing (a) the sum of (i) the Initial Merger Consideration plus (ii) the Aggregate Exercise Amount less (iii) the amount of Note Consideration by (b) the Fully-Diluted Number.

“Company Preferred Stock” means the Preferred Stock, $0.00001 par value per share, of the Company.

“Company Privacy Policies” has the meaning set forth in Section 2.17(o).

“Company Products” means all products and services of the Company that are made available by the Company or a Company Subsidiary to customers.

“Company Proprietary Software” means a Company Intellectual Property Embodiment that is Software.

“Company Real Estate” has the meaning set forth in Section 2.12(a).

“Company Representatives” has the meaning set forth in Section 5.2(a).

“Company Secretary’s Certificate” has the meaning set forth in Section 1.4(b)(ii).

“Company Stockholder Approval” has the meaning set forth in Recital B.

“Company Stockholders” means the holders of shares of outstanding Company Capital Stock.

“Company Subsidiary” means each of the Company’s Subsidiaries.

“Company Subsidiary Organizational Documents” has the meaning set forth in Section 2.3(b).

“Company Systems” means the computer systems (including the computer software, firmware and hardware), telecommunications, networks, peripherals, platforms, computer systems and other similar or related items of automated, computerized and/or software systems that are used by the Company or any Company Subsidiary to provide Company Products to the customers of the Company or any Company Subsidiary or otherwise operate the business of the Company or any Company Subsidiary, but not, for purposes of this definition, the Company Products or underlying information related thereto.

“Company Voting Debt” has the meaning set forth in Section 2.8(e).

“Confidential Information” has the meaning set forth in Section 5.14(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.14(a).

“Consideration Spreadsheet” has the meaning set forth in Section 5.9.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under state, local or non-U.S. Legal Requirements.

“Continuing Employees” has the meaning set forth in Section 5.11(b).

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect on or prior to the Effective Time.

“Creditors’ Rights” has the meaning set forth in Section 2.4(a).

“Customs & International Trade Laws” has the meaning set forth in Section 2.24.

“D&O Tail Policy” has the meaning set forth in Section 5.20(c).

“Damages” means all damages, including incidental damages and consequential damages to the extent reasonably foreseeable, losses, Liabilities, assessments, payments, amounts paid in settlement, Taxes, obligations, fines, penalties, judgments, awards, costs, and reasonable fees and expenses of outside attorneys, accountants, and other professional advisors and of expert witnesses, and other costs of investigation, preparation, and litigation in connection with any claim for indemnification under this Agreement, including any Proceeding or threatened Proceeding, but excluding any punitive or exemplary damages (except to the extent awarded to a third party).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” has the meaning set forth in Article II.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time that are held by a Person that is entitled to demand and properly demands appraisal of such shares of Company Capital Stock pursuant to, and who complies in all respects with, either Section 262 of the DGCL or Section 1300 et seq. of the CCC in connection with the Merger.

“Effective Time” has the meaning set forth in Section 1.5.

“Employee Confidentiality Agreement” has the meaning set forth in Recital C.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, security arrangement, collateral assignment, claim, charge or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).  For purposes of clarification only, neither restrictions on transferability imposed by Legal Requirements nor the grant of a non-exclusive license to Intellectual Property Rights in the ordinary course of business shall constitute an Encumbrance.

“Environmental and Safety Laws” means any foreign, federal, state, or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other Persons, including the public.

“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person (other than a corporation), including limited liability company interests, membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” has the meaning set forth in Section 2.20(a).

“ERISA Affiliate” has the meaning set forth in Section 2.20(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means all buildings and improvements on the Property.

“First Release Date” has the meaning set forth in Section 8.3.

“Financial Statements” has the meaning set forth in Section 2.9(a).

“Fully-Diluted Number” means the sum without duplication of (a) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time and (b) the total number of shares of Company Capital Stock (on an as-converted basis, as applicable) issuable upon the exercise (and subsequent conversion, to the extent applicable) of Company Options entitled to receive consideration under Section 1.9(a)(ii).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Harmful Code” means any program routine, device or other feature, that is not documented in the Company Products’ technical documentation, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any Software or Company Product.

“Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

“Holdback Amount” means $2,000,000.

“Holdback Fund” has the meaning set forth in Section 8.3.

“Holdback Period” has the meaning set forth in Section 8.1.

“Income Tax” means any federal, state, local, or non-U.S. Tax measured by or imposed on net income.

“Indebtedness” means with respect to any Person at any date, without duplication:  (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments (including any seller notes, deferred purchase price obligations or earnout obligations issued or entered into in connection with any acquisition undertaken by such Person); (c) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (d) all obligations and liabilities of such Person under leases required under GAAP to be capitalized; (e) all interest rate protection agreements of such Person (valued on a market quotation basis), if any; (f) all obligations of such Person secured by an Encumbrance; (g) all obligations of such Person that are characterized as long-term liabilities under GAAP; (h) all guarantees of such Person in connection with any of the foregoing; (i) all outstanding checks that will ultimately be funded through such Person’s line of credit or other borrowed money; (j) all obligations for underfunded Company Employee Plans; (k) any off-balance financing of a Person (but excluding operating leases); (l) any Liability of a Person under any deferred compensation plans or arrangements; (m)

all customer prepayments for multi-year obligations or otherwise, where cash has been collected for more than a one-year period or where cash has been collected in a manner not consistent with either the underlying contract with the applicable customer or normal business practices of the Person’s business; and (n) any accrued interest and prepayment premiums or penalties relating to any amount prepaid at or in connection with the Closing related to any of the foregoing.

“Indemnifiable Transaction Expenses” means any Transaction Expenses which have not been paid as of the close of business on the day prior to the Closing Date and which have not been taken into account in the calculation of the Total Merger Consideration.  All Indemnifiable Transaction Expenses shall constitute “Damages” for purposes of Article VIII.

“Indemnified Persons” means Acquiror, Merger Sub, the Surviving Corporation, each Subsidiary of Acquiror, and each officer, director, employee, consultant, agent, stockholder, Affiliate and successor or assign of Acquiror, Merger Sub, the Surviving Corporation, or any Subsidiary of Acquiror.

“Indemnifying Persons” means all Company Holders that receive any portion of Total Merger Consideration pursuant to this Agreement.

“Information Statement” has the meaning set forth in Section 5.1.

“Infringed” has the meaning set forth in Section 2.17(e).

“Initial Merger Consideration” means (a) $16,500,000, plus (b) the Company Cash set forth in the Closing Statement, less (c) all Company Debt set forth in the Closing Statement, less (d) the unpaid Transaction Expenses set forth in the Closing Statement, less (e) the Holdback Amount, less (f) the Reserve Amount, and less (g) the amount, if any, by which actual Net Working Capital is less than the Net Working Capital Minimum.

“Intellectual Property Embodiments” means items including the following:  (a) works of authorship (whether copyrightable or not), including Software (in any form), technical manuals, user manuals, and other documentation, algorithms, APIs, databases, data collections, diagrams, network configurations, architectures, protocols, schematics, specifications, and fonts; (b) inventions (whether or not reduced to practice), and all improvements thereto, techniques, methods, and processes (whether or not patentable); (c) trade secrets and proprietary information, (including ideas, results, records, and proposals for research and development and consulting work, know‑how, formulae, samples, compositions, manufacturing and production processes and techniques, operating and testing procedures, processes, test results, technical and non‑technical data, designs, drawings, specifications, manuals, instructions, tables, reports, customer and supplier lists and particulars, pricing and cost information, quotations, brochures and other sales, marketing and promotional information and business and marketing plans and proposals), in each case whether or not secret or confidential (and including any rights for the same to be kept secret or confidential) in any form including paper, electronically stored data, magnetic media, or film; (d) domain names, URLs, and web sites, and all copies and tangible embodiments thereof (in whatever form or medium); and (e) trademarks, logos, service marks, trade names and other brand identifiers, interfaces, in each case whether or not registered with a Governmental Entity or embodied in any tangible or intangible form, whether subsisting now or in the future.

“Intellectual Property Rights” means any and all rights whether registered or unregistered, which may exist or be created under the laws of any jurisdiction:  (a) that are associated with works of authorship, including exclusive exploitation rights, copyrights, rights in databases, and moral rights; (b) consisting of patents, utility models, industrial property rights, rights to apply for patents, patent disclosures, together with all reissues, continuations, continuations‑in‑part, divisional, revisions, extensions, and re‑examinations thereof; (c) for the protection of trade secrets and rights arising under unfair competition laws; (d) rights to use internet domain names; (e) protecting trademarks, service marks, and trade names, and similar rights, including all goodwill and reputation associated therewith and the rights to protect such goodwill and reputation (including rights to sue for passing off or unfair competition), and all applications, registrations, rights to apply for registrations and rights of renewal in connection therewith; (f) any other proprietary rights applicable to Intellectual Property Embodiments; and (g) rights in or relating to registrations, renewals, extensions, combinations, and applications for, any of the rights referred to in clauses (a) through (f) above.

“IP Representations” has the meaning set forth in Section 8.1.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, (a) the actual knowledge of Manish Kalia or Abhishek Saxena of such fact, circumstance, event or other matter and (b) the implied knowledge of each such individual of such fact, circumstance, event, or other matter after conducting a reasonable inquiry of employees of the Company likely to have knowledge related thereto and files of the Company likely to contain information related thereto.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any Company Subsidiary, or to any of their assets, properties or businesses.

“Letter of Transmittal” has the meaning set forth in Section 1.9(a)(i).

“Liabilities” means all debts, losses, liabilities, obligations, and commitments of any kind or nature whatsoever, whether accrued or unaccrued, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirements or Proceeding and those arising under any Contract.

“Material Adverse Effect” means any change, event, development, circumstance, or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by the Company in this Agreement, (a) is materially adverse to the condition (financial or otherwise), prospects, assets (including intangible assets), liabilities (taken together), business or results of operations of the Company or any Company Subsidiary, taken as a whole or (b) materially impedes or delays the Company’s ability to consummate the transactions contemplated in this Agreement in accordance with its terms and applicable Legal Requirements; provided, however, that none of the following Effects shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (i) changes in general economic, geographic, market, capital market, financial or political conditions (provided, that such changes do not affect the Company in a substantially disproportionate manner compared to other companies in the Company’s industry), (ii) changes affecting the industry generally in which the Company operates (provided, that such changes do not affect the Company in a substantially disproportionate manner compared to other companies in the Company’s industry), (iii) changes to Legal Requirements, GAAP, accounting rules or the interpretation thereof by any Governmental Entity (provided, that such changes do not affect the Company in a substantially disproportionate manner compared to other companies in the Company’s industry); or (iv)  any act of God, any act of terrorism, war or other hostilities (whether or not declared), any regional, national or international calamity, disaster or any other similar event, or the escalation or worsening of any of the foregoing, in each case, whether commencing before, on or after the date of this Agreement.

“Material Contract” has the meaning set forth in Section 2.7(a).

“Merger” has the meaning set forth in Recital A.

“Merger Agreement Information” has the meaning set forth in Section 5.14(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Claim” has the meaning set forth in Section 8.2(b)(iii).

“Net Working Capital” means (without duplication) (a) the Company’s accounts receivable, prepaid rent, prepaid sponsorship fees, other prepaid expenses, security deposits and other consolidated total current assets (excluding Company Cash) as of the close of business on the day immediately prior to the Closing Date less (b) the Company’s accounts payable, accrued expenses, deferred rent and other consolidated total current liabilities as of the close of business on the day immediately prior to the Closing Date, in each case determined in accordance with GAAP and the remainder of this definition. For purposes of calculating Net Working Capital, the Company’s current liabilities shall (i) include all Liabilities for accrued but unpaid Taxes as of the Closing Date, whether or not such Liabilities for Taxes would be then due and payable, and (ii) exclude all unpaid Transaction Expenses and all deferred revenue. For the avoidance of doubt, (i) any Tax assets and any deferred Tax liabilities shall not be taken into account in calculating Net Working Capital and (ii) the Company’s payroll accrual shall be $0.00 to the extent that such payroll payment is actually made prior to the Closing. Net Working Capital shall be determined using the same GAAP accounting principles, practices, procedures, methodologies and policies, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, that were used to prepare the Financial Statements.

“Net Working Capital Minimum” means negative $78,700.

“New Litigation Claim” has the meaning set forth in Section 5.7.

“Non-Competition Agreement” has the meaning set forth in Recital D.

“Note Cancellation Agreement” has the meaning set forth in Section 1.9(a)(iii).

“Note Consideration” has the meaning set forth in Section 1.9(a)(iii).

“Offer Letter” has the meaning set forth in Recital C.

“Officer’s Certificate” has the meaning set forth in Section 8.4(a).

“Option Cancellation Agreement” has the meaning set forth in Section 1.9(a)(ii).

“Option Consideration” has the meaning set forth in Section 1.9(a)(ii).

“Organizational Documents” has the meaning set forth in Section 2.3(a).

“Other Company Tax Return” has the meaning set forth in Section 5.22(a).

“Outstanding Holdback Claims” has the meaning set forth in Section 8.3.

“Parachute Payment Waiver” means the parachute payment waiver in substantially the form attached as Exhibit I, pursuant to which each Person identified on Schedule 5.15 to the Disclosure Letter has agreed to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (a), (b) and (c) of Section 5.15 to the extent the value thereof exceeds three times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 5.16.

“Paying Agent” has the meaning set forth in Section 1.11(a).

“Paying Agent Agreement” has the meaning set forth in Section 1.4(a)(vi).

“Permitted Encumbrances” means:  (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) any Encumbrance created by or resulting from Legal Requirements; (f) all Encumbrances recorded in the public records with respect to real property; and (g) all Encumbrances set forth in the Disclosure Letter.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, other business organization or Governmental Entity.

“Pre-Closing Income Tax Return” has the meaning set forth in Section 5.22(a).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pro Rata Holdback Share” means, with respect to each Company Holder, the applicable percentage set forth opposite the name of such Company Holder under the column titled “Pro Rata Holdback Share” of the Consideration Spreadsheet as of the date hereof, which percentage shall be subject to automatic adjustment among the Company Holders as of any date based on the delivery by the Company Stockholders of the Sellers’ Agreement or a joinder to the Sellers’ Agreement, the Company Optionholders of the Option Cancellation Agreements, and the Company Noteholders of the Note Cancellation Agreements as the case may be; provided, that it is acknowledged and agreed that, in accordance with the Consideration Spreadsheet, the respective Pro Rata Holdback Share of each applicable Company Holder shall be calculated for purposes of any distribution by reference to the relative amount of such distribution that would have been payable to such Company Holder if made at the Closing after taking into account all other payments to the Company Holders hereunder prior to such distribution.  For the avoidance of doubt, “Pro Rata Holdback Share” shall include only those Company Holders that have executed the Sellers’ Agreement or a joinder to the Sellers’ Agreement and/or delivered an Option Cancellation Agreement and/or a Note Cancellation Agreement, as the case may be, as of the applicable date of determination and the individual “Pro Rata Holdback Share” of any Company Holder as of such date shall be calculated as a percentage of the aggregate “Pro Rata Holdback Share” as of such date; provided, that upon the delivery by a Company Holder of a joinder to the Sellers’ Agreement and/or an Option Cancellation Agreement and/or a Note Cancellation Agreement, as applicable, following the date hereof, the Pro Rata Holdback Share shall be deemed adjusted to include such Company Holder (it being understood that the “Pro Rata Holdback Share” of each Company Holder, when taken together with the “Pro Rata Holdback Share” of each of the other Company Holder as of any applicable date of determination, shall always equal 100%).

“Pro Rata Share” means the percentages set forth across from the name of each Company Holder on the Consideration Spreadsheet under the column titled “Pro Rata Share”; which percentage shall be calculated, as of the applicable date of determination, as a percentage equal to the quotient of (a) the portion of the Total Merger Consideration (as adjusted pursuant to this Agreement) paid to or for the benefit of such Company Holder divided by (b) the aggregate Total Merger Consideration (as adjusted pursuant to this Agreement) paid to or for the benefit of all Company Holders (it being understood that the “Pro Rata Share” of each Company Holder, when taken together with the “Pro Rata Share” of each of the other Company Holders as of any applicable date of determination, shall always equal 100%).

“Proceedings” means any action, suit, proceeding, complaint, charge, inquiry, hearing, investigation, audit, arbitration, or mediation before or by a Governmental Entity, any arbitrator or arbitration panel or any mediator or mediation panel.

“Property” means all real property leased, owned, or occupied by the Company.

“Protected Communications” means, at any time, any and all communications prior to the Effective Time in whatever form, whether written, oral, video, electronic or otherwise, between or among the Company or any of their respective Affiliates, securityholders, directors, managers, officers, employees, agents, advisors, on the one hand, and their attorneys (including O’Melveny & Myers LLP, or any predecessor or successor law firm of the foregoing), on the other hand, and all files, documents and work product of such attorneys, in each case, in connection with the negotiation, preparation, execution and delivery this Agreement and the consummation of the transactions contemplated herein (and not to the business and operations of the Company generally).

“Publicly Available Software” means any of the following:  (a) any Software that contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g., Linux) or under similar licensing or distribution models, including any reciprocal license model; (b) any Software that may require as a condition of use, modification, or distribution that such Software or other Software incorporated into, derived from, or distributed with such Software:  (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (c) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Source License (SISL); (G) the Apache Software License; and (H) any other license that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Receivables” has the meaning set forth in Section 2.26.

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered domain names and registered trademarks and all applications for any of the foregoing.

“Released Parties” has the meaning set forth in Section 5.13.

“Reserve Account” has the meaning set forth in Section 1.4(a)(iv).

“Reserve Amount” means an amount equal to $20,000.

“Reserve Release Date” has the meaning set forth in Section 1.4(a)(iv).

“SEC” means the Securities and Exchange Commission.

“SEC Financial Statements” has the meaning set forth in  Section 5.4(a).

“Second Release Date” has the meaning set forth in Section 8.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers’ Agreement” has the meaning set forth in Recital B.

“Significant Customers and Distributors” has the meaning set forth in Section 2.25(a).

“Significant Supplier” has the meaning set forth in Section 2.25(b).

“Software” means any computer program, operating system, applications system, firmware, scripts, or software code of any nature, whether operational, under development or inactive, including all object code and source code, whether in machine-readable form, programming language, or any other language or symbols, and whether stored, encoded, recorded, or written on disk, tape, film, memory device, paper, or other media of any nature, plus data files, rules, definitions, or methodology derived from the foregoing, plus any derivations, updates, enhancements, and customization of any of the foregoing, and further including processes, methods, know‑how, operating procedures, and all other Intellectual Property Embodiments embodied with or provided in the foregoing.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, as of the applicable point in time, each corporation, partnership, limited liability company or other entity of which a Person owns, directly or indirectly, more than 50% of the outstanding voting securities or voting equity interests or of which a Person has the power, directly or indirectly, whether through ownership of equity securities, by contract or otherwise, to direct or manage its business or affairs.

“Surviving Corporation” has the meaning set forth in Section 1.2.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges  imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), including any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Proceeding” has the meaning set forth in Section 5.22(c).

“Tax Return” means any return, statement, report, claim for refund, or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Intellectual Property Right” means an Intellectual Property Right owned by a third party that is either (a) licensed, offered or provided to customers of the Company as part of or in conjunction with any Company Product, or (b) otherwise used by the Company in the conduct of its business.

“Third Party Software” means all Software owned by third parties that is either (a) licensed, offered, or provided by the Company to customers of the Company as part of or in conjunction with any Company Product, or (b) otherwise used by the Company in the conduct of its business, excluding generally commercially available “off‑the‑shelf” or “shrink‑wrapped” Software that is not redistributed with or material to the development or provision of the Company Products and that involves payments or expenditures by the Company of $20,000 or less over the life of the applicable Contract.

“Total Merger Consideration” means an amount equal to (a) the Initial Merger Consideration, plus (b) any payments made to the Company Holders pursuant to Section 1.4(a)(iv) or Section 8.3.

“Transaction Documents” means this Agreement, the Disclosure Letter, the Sellers’ Agreement, the Option Cancellation Agreements, the Note Cancellation Agreements, the Closing Statement, the Certificate of Merger, the Paying Agent Agreement, the Offer Letters, the Non-Competition Agreements, the Employee Confidentiality Agreements, the Consideration Spreadsheet, the Acquiror Closing Certificate, the Company Closing Certificate, and the Company Secretary’s Certificate.

“Transaction Expenses” means (a) all out-of-pocket fees and expenses of the Company or any Company Subsidiary in connection with the Merger, this Agreement and the transactions contemplated hereby, whether or not paid, payable, billed or accrued prior to or after the Closing (including any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, etc., and any such fees incurred by Company Holders paid for or to be paid for by the Company, any fees and expenses incurred in connection with the termination of any Company Employee Plan and expenses of Company Holders in connection with the Merger that the Company has agreed to pay or is otherwise obligated to pay and any payroll Taxes incurred by the Company in connection therewith), plus (b) the aggregate amount of employee compensation deferred and not paid to employees by the close of business on the day prior to the Closing Date pursuant to the Company’s deferred compensation plan, including the aggregate amount of employer Taxes, including any interest and penalties on such amount, plus (c) the aggregate amount of all additional severance or retention obligations or change of control or transaction payment obligations or similar obligations for compensatory payments (whether due at the time of the severance, retention, change of control or transaction or based on future employment) pursuant to the Company Employee Plans or any other Company plans, arrangements, or agreements (including individual employment agreements), or other arrangements or mechanisms resulting in payments to be made to or for the benefit of any employee or other Person as a result of the transactions contemplated hereby, including all employer Taxes on any of the foregoing, (c) all employer Taxes on the Option Consideration, and plus (d) the full cost of the D&O Tail Policy.

“Transfer Taxes” has the meaning set forth in Section 5.21.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, temporary, or final Treasury Regulations.

Exhibit B

FORM OF SELLERS’ AGREEMENT

[See attached]

B-1

Exhibit C

FORM OF EMPLOYEE CONFIDENTIALITY AGREEMENT

[See attached]

C-1

Exhibit D

FORM OF NON-COMPETITION AGREEMENT

[See attached]

D-1

Exhibit E

FORM OF CERTIFICATE OF MERGER

[See attached]

E-1

Exhibit F

form of paying agent agreement

[See attached]

F-1

Exhibit G

FORM OF LETTER OF TRANSMITTAL

[See attached]

G-1

Exhibit H

FORM OF OPTION CANCELLATION AGREEMENT

[See attached]

H-1

Exhibit I

FORM OF NOTE CANCELLATION AGREEMENT

[See attached]

I-1

Exhibit J

FORM OF PARACHUTE PAYMENT WAIVER

[See attached]

J-1